UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

PLEXUS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
December 22, 2025
To the Shareholders of Plexus Corp.
You are invited to the Annual Meeting of Shareholders of Plexus Corp. (“Plexus”), a Wisconsin corporation:
DATE AND TIME
February 18, 2026
8:00 a.m. CST
ACCESS THE VIRTUAL ANNUAL MEETING
This year’s annual meeting will be held as a virtual meeting. Shareholders may participate in the virtual annual meeting by logging in at the following link and providing the control number found in the Notice of Internet Availability of Proxy Materials: www.virtualshareholdermeeting.com/PLXS2026.
RECORD DATE
Shareholders of record at the close of business on December 17, 2025 are entitled to attend and vote at the virtual annual meeting. As of the Record Date, Plexus had 26,759,184 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote on each matter presented. Any shareholder entitled to vote may vote either at the virtual annual meeting or by duly authorized proxy.
ITEMS OF BUSINESS
1	Elect 10 directors (pg. 8)
2	Approve executive compensation by an advisory vote (pg. 71)
3	Ratify the selection of PricewaterhouseCoopers LLP as our independent auditors (pg. 74)
4	Transact such other business as may properly come before the meeting
We call your attention to the proxy statement accompanying this notice, which contains important information about the matters to be acted upon at the meeting.
By Order of the Board of Directors,

Angelo M. Ninivaggi
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary
Important notice regarding the availability of proxy materials for the shareholder meeting to be held on February 18, 2026. The proxy statement and Plexus’ 2025 annual report to shareholders are available at www.proxyvote.com. At www.proxyvote.com, shareholders can view the proxy materials, vote and request to receive paper copies of the proxy materials by mail.

WHO WE ARE

OUR VISION WE HELP CREATE THE PRODUCTS THAT BUILD A BETTER WORLD OUR MISSION THE LEADER IN HIGHLY COMPLEX PRODUCTS AND DEMANDING REGULATORY ENVIRONMENTS

At Plexus, we help create the products that build a better world. Driven by a passion for excellence, we partner with our customers to design, manufacture and service highly complex products in demanding regulatory environments. From life-saving medical devices and mission-critical aerospace and defense products to industrial automation systems and semiconductor capital equipment, our innovative solutions across the lifecycle of a product converge where advanced technology and human impact intersect.
We provide these solutions to market-leading as well as disruptive companies globally in the Aerospace/Defense, Healthcare/Life Sciences, and Industrial sectors, supported by a global team of over 20,000 members across our 26 facilities in the Americas (“AMER”), AsiaPacific (“APAC”) and Europe, Middle East and Africa (“EMEA”) regions.

FISCAL 2025 HIGHLIGHTS

$4.03B Revenue	20,000+ Team members globally
14.6% ROIC	5M Total square feet
$ 6.26 Diluted earnings per share	26 / 7 Facilities/countries

People are the heart of who we are and what we do. How we engage and empower our team members is critical to how we deliver value and create sustained growth for our shareholders. We realize our success depends on the well-being and inclusive engagement of each individual on our team. As a responsible employer, we are committed to global standards of employment, which we effect through our Code of Conduct and Business Ethics (“Code of Conduct”), our Human Rights Policy and other labor and employment policies and through our commitment to the UN’s Sustainable Development Goals and the Responsible Business Alliance.
We also realize in order to attract and retain talented individuals we must provide our team members the ability to do meaningful work, personally and professionally develop, and create diverse and memorable experiences. In building a great culture, we embrace our five values:

OUR VALUES

Growing our People
We foster a culture of trust, courage and growth, empowering every team member to realize their full potential.

Building Belonging
We build an inclusive environment, valuing each team member, embracing diversity and promoting teamwork to achieve extraordinary outcomes together.

Innovating Responsibly
We innovate and leverage technology, guided by a clear strategy, to boldly drive positive change and promote a sustainable future.

Delivering Excellence
We commit to exceptional quality and perfect delivery by standardizing, scaling and continuously improving.

Creating Customer Success
We exceed customer expectations and forge relationships built on trust, candor and shared successes.

We recognize a great culture is foundational to the success of our vision to help create the products that build a better world. We are proud of our culture and the recognition we have received over the years as a great place to work. In 2025, Plexus was named the Manufacturer of the Year - Mega Category awarded by Wisconsin Manufacturers & Commerce and was also listed as one of America’s Greatest Workplaces in Manufacturing 2025 by Newsweek.

PROXY STATEMENT
Plexus Corp.
Global Headquarters
One Plexus Way
Neenah, WI 54956
MEETING AND VOTING INFORMATION
Plexus Corp. (“Plexus” or “the Company”) will hold its annual meeting of shareholders virtually on February 18, 2026, at 8:00 a.m. CST. Shareholders may participate in the virtual annual meeting by logging in at the following link and providing the control number found in the Notice of Internet Availability of Proxy Materials: www.virtualshareholdermeeting.com/PLXS2026.
How to Access Your Proxy Materials
On or about December 22, 2025, we mailed to shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and annual report, and how to vote via the internet. Shareholders will not receive printed copies of the proxy materials unless requested via the procedures described in the Notice. To assure timely delivery of printed copies of the proxy materials before the virtual annual meeting, shareholders need to request a copy no later than February 4, 2026.
How to Vote
Shareholders of record at the close of business on December 17, 2025 (the “Record Date”) are entitled to participate and vote at the virtual annual meeting. As of the Record Date, Plexus had 26,759,184 shares of common stock outstanding. If you are a shareholder of record as of the Record Date, then you may vote either at the virtual annual meeting or in advance of the meeting by authorizing—by internet, telephone or mail—the persons named as proxies on the proxy card, Dean A. Foate, Todd P. Kelsey, Patrick J. Jermain and Angelo M. Ninivaggi, to vote your shares in accordance with your directions. We encourage you to vote as soon as possible, even if you are planning to attend the annual meeting by virtual presence online, to avoid delaying the vote count.

By internet	Go to www.proxyvote.com. You will need your 16-digit control number included on the Notice in order to vote by internet.
By telephone	On a touch-tone telephone, call 1-800-690-6903. You will need your 16-digit control number included on the Notice in order to vote by telephone.
By mail	Please request written materials by following the instructions in the Notice. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.
Virtually
If you attend the virtual annual meeting, you will be able to cast your vote via the online meeting platform during a designated portion of the meeting. Have your Notice, proxy card or proxy form with your 16-digit control number available when you access the virtual annual meeting.

If you desire to revoke your proxy for any reason, then you may do so at any time before it is voted, either by written notice filed with the Secretary, or Acting Secretary, of the meeting. Questions may be asked during the virtual meeting by submitting such questions in writing via the online platform.

For those investors whose shares are held by a broker or other nominee, you must complete and return the voting instruction form provided by your broker, bank or nominee to provide instruction on how to cast your vote. In the absence of your voting instructions, brokers or other nominees may or may not be able to vote your shares at their discretion depending upon the particular proposal. For example, brokers may not vote your shares at their discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is not permitted to vote your shares at its discretion regarding matters related to executive compensation, including the advisory vote to approve named executive officer (“NEO”) compensation. If a broker or other nominee holds your shares and you wish to change your proxy prior to the voting thereof, please contact the broker or other nominee.
Shareholders who own shares as part of Plexus’ 401(k) Retirement Plan (the “401(k) Plan”) will receive a separate means for voting the shares held in each account. Shares held by the 401(k) Plan for which participant designations are received will be voted in accordance with those designations. Those shares for which designations are not received will be voted proportionally based upon the shares for which voting directions have been received from participants in the 401(k) Plan.
Shareholder Proposals
The Secretary must receive a shareholder proposal no later than August 24, 2026 for the proposal to be considered for inclusion in our proxy materials for the 2027 annual meeting pursuant to Rule 14a-8 of the rules of the Securities and Exchange Commission. The 2027 annual meeting of shareholders is tentatively scheduled for February 17, 2027. To bring a proposal or nomination before the 2027 annual meeting, you must comply with our bylaws, which require written notice to the Secretary between October 13, 2026 and November 7, 2026. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought. If we receive your notice after November 7, 2026, then your proposal or nomination would be untimely and it will not be presented to shareholders for action at the 2027 annual meeting of shareholders. To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide the additional information required by Rule 14a-19(b) under the Securities Exchange Act of 1934. Such additional information must be received by the Secretary by no later than November 7, 2026. In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

ITEMS OF BUSINESS

Board Recommendation
Proposal 1 Elect 10 directors named in the proxy statement to serve on Plexus’ board of directors for a one-year term.	FOR
Proposal 2 Advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”	FOR
Proposal 3 Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal 2026.	FOR

Voting Procedures & Votes Required
To conduct the virtual annual meeting, more than 50% of Plexus’ outstanding shares entitled to vote must be present at the virtual annual meeting or by duly authorized proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. Each outstanding share of common stock is entitled to one vote on each matter presented.
If you own shares as a registered holder and you do not vote, then your shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then the shares that you have not voted will not affect whether a proposal is approved or rejected. If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum.
Assuming a quorum is present, directors are elected by a plurality of the votes cast at the meeting or by proxy by the holders of Plexus common stock entitled to vote in the election at the meeting. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the maximum number of directors to be chosen at the meeting. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.
Our bylaws provide that if any nominee for director does not receive, in an uncontested election, a majority of the votes cast for his or her election, the board will determine whether to accept the individual’s irrevocable, contingent resignation from the board (which must be submitted to, or on file with, the Company in order for that person to be nominated for board service).
Assuming a quorum is present, approval of the non-binding advisory vote regarding the compensation of our named executive officers will be determined by a majority of votes cast on such matter. In addition, ratification of PricewaterhouseCoopers LLP as our independent auditors for 2026 must be approved by a majority of votes cast on each such matter, assuming a quorum is present. Abstentions and broker non-votes will not affect these votes, except insofar as they reduce the number of shares that are voted.
Broadridge Financial Solutions, Inc. will use an automated system to tabulate the votes, and its representative(s) will also serve as the election inspector(s).

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents certain information as of the Record Date (December 17, 2025), regarding the beneficial ownership of Plexus common stock by each current director or nominee for director, each named executive officer appearing in the “Summary Compensation Table” included in “Executive Compensation” herein and all directors or nominees for director and current executive officers as a group. The following table also presents each known 5%-or-greater beneficial owner of Plexus common stock as of the date of their most-recently filed Schedule 13G/A or 13G report, as applicable. The specified individuals and entities have sole voting and sole dispositive powers as to all shares except as otherwise indicated.

	SHARES BENEFICIALLY OWNED[1]	PERCENTAGE OF SHARES OUTSTANDING
Joann M. Eisenhart	21,705	*
Dean A. Foate	129,429	*
Patrick J. Jermain	33,462	*
Rainer Jueckstock	29,740	*
Todd P. Kelsey	101,442	*
Randy J. Martinez	6,201	*
Oliver Mihm	26,703	*
Angelo M. Ninivaggi	27,004	*
Joel Quadracci	9,547	*
Karen M. Rapp	9,035	*
Paul A. Rooke	15,991	*
Michael V. Schrock	44,329	*
Victor (Pang Hau) Tan	14,435	*
Jennifer B. Wuamett	3,349	*

All directors, director nominees and current executive officers as a group (16 persons)	477,563	1.78%

BlackRock, Inc.[2]	4,123,364	15.41%
The Vanguard Group, Inc.[3]	3,683,845	13.77%
Disciplined Growth Investors, Inc.[4]	2,168,854	8.11%
Dimensional Fund Advisors LP5	1,415,376	5.29%
*Less than 1%
[1]
The amounts reported in the table include shares subject to acquisition within 60 days of the Record Date, upon the vesting of restricted stock units (“RSUs”) granted under Plexus’ equity plans as follows: Dr. Eisenhart (1,370), Mr. Foate (1,370), Mr. Jermain (9,360), Mr. Jueckstock (1,370), Mr. Kelsey (31,290), Mr. Martinez (1,370), Mr. Mihm (7,280), Mr. Ninivaggi (5,460), Mr. Quadracci (1,370), Ms. Rapp (1,370), Mr. Rooke (1,370), Mr. Running (1,820), Mr. Schrock (1,370), Mr. Tan (3,380), Ms. Wuamett (1,370), Mr. Zycinski (1,353) and all directors and current executive officers as a group (72,273). In addition, the amounts reported in the table for Mr. Quadracci include 2,069 deferred stock units, which are payable in shares of the Company’s common stock on a one-for-one basis. The amounts reported in the table for Mr. Foate include 20,000 shares held in a trust for which he is a trustee.

[2]
BlackRock, Inc. filed a report on Schedule 13G/A on April 30, 2025, reporting, as of March 31, 2025, sole voting power as to 4,075,672 shares and sole dispositive power as to 4,123,364 shares of common stock. The address of BlackRock, Inc., a parent holding company of certain institutional investment managers, is 50 Hudson Yards, New York, New York 10001.

[3]
The Vanguard Group, Inc. filed a report on Schedule 13G/A on October 30, 2025, reporting, as of September 30, 2025, shared voting power as to 182,334 shares, sole dispositive power as to 3,470,092 shares and shared dispositive power as to 213,753 shares of common stock. The address of The Vanguard Group, Inc., an investment adviser, is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

[4]
Disciplined Growth Investors, Inc. filed a report on Schedule 13G on August 1, 2008, reporting, as of June 30, 2008, that it held sole voting power as to 1,899,904 shares, shared voting power as to 268,950 shares and sole dispositive power as to 2,168,854 shares of common stock. The address of Disciplined Growth Investors, an investment advisor, is 150 South Fifth Street, Suite 2550, Minneapolis, MN 55402.

[5]
Dimensional Fund Advisors LP filed a report on Schedule 13G/A on April 15, 2025, reporting, as of March 31, 2025, sole voting power as to 1,373,844 shares and sole dispositive power as to 1,415,376 shares of common stock. The address of Dimensional Fund Advisors LP, an investment advisor, is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

PROPOSAL 1 –
ELECTION OF DIRECTORS

Board Recommendation
Elect 10 directors named in the proxy statement to serve on Plexus’ board of directors for a one-year term.	FOR

Plexus currently has 10 directors, listed below, as of the Record Date. Plexus’ bylaws currently authorize up to 12 directors, as determined by the board. The Plexus board may elect directors to fill empty seats, including those created by an expansion, between meetings of shareholders.

PLEXUS’ BOARD OF DIRECTORS (AS OF RECORD DATE)
Joann M. Eisenhart	Randy J. Martinez	Michael V. Schrock
Dean A. Foate	Joel Quadracci	Jennifer B. Wuamett
Rainer Jueckstock	Karen M. Rapp
Todd P. Kelsey	Paul A. Rooke

Board Nominees
The individuals who are nominated as directors, and for whom proxies will be voted unless a shareholder specifies otherwise, are named below. If any of the nominees should decline or be unable to act as a director, which is unforeseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors. Each of the director nominees named below was elected at the 2025 annual meeting.

Board Nominee Overview
The board of directors reviews the composition of the board annually to ensure representation of an appropriate mix of skills, experiences and backgrounds. The membership mix of the board may change as necessary to meet business needs. The board nominees offer a diverse range of skills and experiences in relevant areas, as detailed below. Our Corporate Governance Guidelines emphasize the importance of complementary skills, experiences and backgrounds, and the Governance Committee considers these criteria holistically in recruitment and nominations.

The matrix below summarizes what the board of directors believes are desirable qualifications, attributes, skills and experiences for director nominees. The director biographies included below the matrix provide further details regarding each director nominee’s specific qualifications, attributes, skills and experiences for the board. Each of the attributes identified, which together with the directors’ principal occupations and business experience, as well as the Company’s board member selection criteria outlined in the next section, provide the reasons that each individual has been nominated to serve on the board.
Unless otherwise noted, all directors have been employed in their principal occupation listed for the past five years or more. The age of each nominee is provided as of the Record Date.

BOARD QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE

Public Company CEO/COO Experience (7/10)
Significant experience as a chief executive officer and/or chief operating officer of a publicly-traded company, or of a major division of a publicly-traded company.

Financial & Accounting Experience (9/10)
Financial and accounting skills as well as experience preparing, auditing, analyzing or evaluating public company financial statements and an understanding of a public company’s internal controls and procedures for financial reporting, preferably with experience as a controller and/or chief financial officer.

Global Business Experience (10/10) International experience with an understanding of conducting business on a global scale.
Sales, Marketing or Innovation Experience (10/10) In-depth knowledge and significant practical experience in sales, marketing or innovation at a company positioned in one or more of our key markets.
Manufacturing Management Background (10/10) A manufacturing management background, including as an engineer, from a large, well-respected manufacturing-based company.
Supply Chain Management Experience (10/10) A background in supply chain management, specifically from a company that relies on supply chain management as a competitive advantage.
Technology & Cybersecurity (10/10) Experience in the technology sector and/or with managing cybersecurity practices in a multi-national organization.

BOARD QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE (CONT.)

Human Capital Development & Compensation Experience (10/10)
Considerable experience in human capital development to fulfill talent and succession needs and to inform the design of both short- and long-term compensation and reward programs.

Environmental, Social & Governance (10/10) Considerable experience in the oversight of corporate policy, programs and goals relating to environmental, social and governance matters.

= Skilled
= Basic
= No/minimal

Age: 66 Tenure: 10 years Other Public Boards: 0	DR. JOANN M. EISENHART
INDEPENDENT
Executive VP & Chief People Officer, The Northwestern Mutual Life Insurance Company (retired)
SKILLS AND EXPERIENCE
	Global Business Sales, Marketing or Innovation Manufacturing Management Supply Chain Management	Technology & Cybersecurity Human Capital Development & Compensation Environmental, Social & Governance
COMMITTEE ASSIGNMENT
Compensation & Leadership Development (Chair)

Dr. Eisenhart retired as Executive Vice President and Chief People Officer at The Northwestern Mutual Life Insurance Company, a financial services and insurance provider, in 2019. Prior thereto, she served as Senior Vice President – Human Resources, Facilities and Philanthropy at Northwestern Mutual from 2013 until 2018, and as Senior Vice President – Human Resources since 2011. Dr. Eisenhart previously served as Senior Vice President – Human Resources at Pfizer Inc., a global biopharmaceutical company, and held various leadership positions at Rohm and Haas Company, a manufacturer of specialty chemicals. She earned a B.S. in Chemistry from the University of Illinois at Urbana-Champaign and a Ph.D. in Inorganic Chemistry from the University of Wisconsin-Madison. She also earned an M.A. and a Ph.D. in Human and Organizational Development from Fielding Graduate University.

Age: 67 Tenure: 25 years (12 as Chair) Other Public Boards: 0	DEAN A. FOATE
CHAIR OF THE BOARD, NON-INDEPENDENT
President & CEO, Plexus Corp. (retired)
SKILLS AND EXPERIENCE
	Public Company CEO/COO Financial & Accounting Global Business Sales, Marketing or Innovation Manufacturing Management	Supply Chain Management Technology & Cybersecurity Human Capital Development & Compensation Environmental, Social & Governance

Mr. Foate is not an independent director and therefore is not eligible for membership on a Board committee under Nasdaq rules or the committees’ charters.
Mr. Foate has served as Plexus’ Chairman of the Board since 2013. Mr. Foate retired as President and Chief Executive Officer of Plexus in 2016 after serving in such roles since 2002. He joined Plexus in 1984 and held various other executive roles, including prior services as its Chief Operating Officer. He was director of Regal Rexnord Corporation, a manufacturer of electric motors, electrical motion controls, power generation and power transmission products, as well as a member of its Corporate Governance & Director Affairs Committee, until 2021. Mr. Foate earned a B.S. in Electrical and Computer Engineering from the University of Wisconsin-Madison and a Master of Science in Engineering Management from the Milwaukee School of Engineering.

Age: 66 Tenure: 12 years Other Public Boards: 0	RAINER JUECKSTOCK
INDEPENDENT
Executive VP, Tenneco Inc. (retired)
SKILLS AND EXPERIENCE
	Public Company CEO/COO Financial & Accounting Global Business Sales, Marketing or Innovation Manufacturing Management	Supply Chain Management Technology & Cybersecurity Human Capital Development & Compensation Environmental, Social & Governance
COMMITTEE ASSIGNMENT
Audit (Chair)

Mr. Jueckstock retired as Executive Vice President of Tenneco Inc., a producer of automotive emission control and ride control products and systems, in March 2023, serving in such role since 2018 when Tenneco acquired Federal-Mogul Corporation, an automotive and industrial equipment supplier. Mr. Jueckstock also served as President of Federal-Mogul Powertrain from 2018 until his retirement, after having served as its Chief Executive Officer since 2012. Prior to the acquisition of Federal-Mogul Corporation, he also served as co-Chief Executive Officer and as a director since 2012, and as co-Chairman of the Board since 2015. Before joining Federal-Mogul, he was a member of the German Military. Mr. Jueckstock earned a degree in Engineering from the Military College at Zittau, Germany.

Age: 60 Tenure: 9 years Other Public Boards: 0	TODD P. KELSEY
NON-INDEPENDENT
President & CEO, Plexus Corp.
SKILLS AND EXPERIENCE
	Public Company CEO/COO Financial & Accounting Global Business Sales, Marketing or Innovation Manufacturing Management	Supply Chain Management Technology & Cybersecurity Human Capital Development & Compensation Environmental, Social & Governance

Mr. Kelsey has served as Chief Executive Officer of Plexus since 2016 and served as President from 2016 to 2022 and from 2024 to present. He was previously Plexus’ Executive Vice President and Chief Operating Officer from 2013 until 2016 and its Executive Vice President – Global Customer Services prior thereto. Mr. Kelsey joined Plexus in 1994 as a Design Engineer in the Company’s Engineering Solutions Group, and has held various other positions with increasing responsibility since that time, including Senior Vice President – Global Customer Services and Senior Vice President – Engineering Solutions. He was also a director of Steelcase Inc., a global provider of workplace products, furnishings and services, as well as the chair of its Audit Committee, until December 2025. Mr. Kelsey earned a B.S. and a M.S. in electrical engineering from the University of Wisconsin-Madison and an M.B.A. from the University of Wisconsin-Oshkosh.

Age: 70 Tenure: 4 years Other Public Boards: 0	RANDY J. MARTINEZ
INDEPENDENT
President & CEO, MTS Systems Corp. (retired)
SKILLS AND EXPERIENCE
	Public Company CEO/COO Financial & Accounting Global Business Sales, Marketing or Innovation Manufacturing Management	Supply Chain Management Technology & Cybersecurity Human Capital Development & Compensation Environmental, Social & Governance
COMMITTEE ASSIGNMENT
Audit Governance

Mr. Martinez served as President and Chief Executive Officer of MTS Systems Corporation, a leading global supplier of advanced test systems, motion simulators and precision sensors, until 2021. Prior thereto, Mr. Martinez served in several leadership roles at AAR Corporation, a provider of aviation services to the worldwide commercial aviation and aerospace and defense industries, including President and CEO of the Airlift Group and Group Vice President, Aviation Services. Mr. Martinez served with distinction in the U.S. Air Force for 21 years, retiring as a Colonel and Command Pilot and having held a wide variety of leadership roles, including command and senior staff positions. Mr. Martinez also holds Master of Science degrees from the University of Arkansas and the National Defense University.

Age: 56 Tenure: 5 years Other Public Boards: 1	JOEL QUADRACCI
INDEPENDENT
Chairman, President & CEO, Quad/Graphics Inc.
SKILLS AND EXPERIENCE
	Public Company CEO/COO Financial & Accounting Global Business Sales, Marketing or Innovation Manufacturing Management	Supply Chain Management Technology & Cybersecurity Human Capital Development & Compensation Environmental, Social & Governance
COMMITTEE ASSIGNMENT
Compensation & Leadership Development Governance

Mr. Quadracci has served as the Chairman, President and Chief Executive Officer of Quad/Graphics, Inc., a worldwide marketing solutions partner, since 2010. Mr. Quadracci joined Quad in 1991 and, prior to assuming his current role, served in various other positions with increasing responsibility, including Senior Vice President of Sales & Administration and President and Chief Operating Officer. Mr. Quadracci received a B.A. in Philosophy from Skidmore College in 1991.

Age: 58 Tenure: 7 years Other Public Boards: 2	KAREN M. RAPP
INDEPENDENT
Executive VP, CFO & Treasurer, National Instruments Corp. (retired)
SKILLS AND EXPERIENCE
	Financial & Accounting Global Business Sales, Marketing or Innovation Manufacturing Management	Supply Chain Management Technology & Cybersecurity Human Capital Development & Compensation Environmental, Social & Governance
COMMITTEE ASSIGNMENT
Audit Compensation & Leadership Development

Ms. Rapp retired as Executive Vice President and Chief Financial Officer of National Instruments Corp., a producer of automated test equipment and virtual instrumentation software, in May 2023. Ms. Rapp also previously served as National Instruments’ Treasurer. Prior thereto, she served as the Senior Vice President of Corporate Development at NXP Semiconductors N.V., a global semiconductor company and a long-standing supplier in the industry, where she led the integration efforts for the NXP/Freescale Semiconductor, Ltd. merger, from 2015 to 2017. Prior to the merger, Ms. Rapp held several leadership positions at Freescale with increasing responsibility, including Vice President and Chief Information Officer, Director of Operations and Finance, Global Sales and Marketing, Director of Finance, Supply Chain, and Director of Finance, Continuous Development. Ms. Rapp is a director of Microchip Technology Incorporated, a leading provider of smart, connected and secure embedded control solutions, as well as the chair of its Audit Committee. Ms. Rapp is also a director at Cohu, Inc., a global technology company supplying test, automation, inspection and metrology products and services to the semiconductor industry, and is a member of its Audit Committee. Ms. Rapp holds an M.B.A. from The University of Texas at Austin and a B.S. in Finance from Northern Illinois University.

Age: 67 Tenure: 8 years Other Public Boards: 0	PAUL A. ROOKE
INDEPENDENT
Chairman & CEO, Lexmark International, Inc. (retired)
SKILLS AND EXPERIENCE
	Public Company CEO/COO Financial & Accounting Global Business Sales, Marketing or Innovation Manufacturing Management	Supply Chain Management Technology & Cybersecurity Human Capital Development & Compensation Environmental, Social & Governance
COMMITTEE ASSIGNMENT
Governance (Chair)

Mr. Rooke retired as Chairman and Chief Executive Officer, as well as a director, of Lexmark International, Inc., a provider of document imaging and enterprise software solutions, in 2016. Mr. Rooke also previously served as President of Lexmark. Prior to becoming President and CEO of Lexmark in 2010, he held several leadership positions with increasing responsibility, including Executive Vice President and President, Imaging Solutions, Executive Vice President and President, Printing Solutions and Services and Vice President and President, Business Printer. Mr. Rooke holds an M.B.A. from the University of Kentucky and a B.S. in Mechanical Engineering from the University of Michigan.

Age: 72 Tenure: 19 years (11 as Lead Director) Other Public Boards: 1	MICHAEL V. SCHROCK
INDEPENDENT LEAD DIRECTOR
Senior Advisor & Operating Consultant, Oak Hill Capital Partners
SKILLS AND EXPERIENCE
	Public Company CEO/COO Financial & Accounting Global Business Sales, Marketing or Innovation Manufacturing Management	Supply Chain Management Technology & Cybersecurity Human Capital Development & Compensation Environmental, Social & Governance
COMMITTEE ASSIGNMENT
Compensation & Leadership Development

Mr. Schrock, who has served as the Lead Director of Plexus’ board since 2013, has served as a Senior Advisor and Operating Consultant to Oak Hill Capital Partners, a private equity firm, since 2014. Prior thereto, he served as President and Chief Operating Officer at Pentair plc, a global water, fluid, thermal management and equipment protection company. Mr. Schrock served as a director of MTS Systems Corporation, a global supplier of high performance test systems and position sensors, from 2014 to 2021. Mr. Schrock also serves as Chairman of the Board of Directors of Atkore International Group Inc., a manufacturer of electrical raceway products and mechanical products and solutions; he is also the chair of Atkore’s Executive Committee. Mr. Schrock earned a B.S. from Bradley University and an M.B.A. from Northwestern University, Kellogg School of Management.

Age: 60 Tenure: 3 years Other Public Boards: 0	JENNIFER B. WUAMETT
INDEPENDENT
Executive VP, General Counsel, Corporate Secretary & Chief Sustainability Officer, NXP Semiconductors N.V.
SKILLS AND EXPERIENCE
	Financial & Accounting Global Business Manufacturing Management Sales, Marketing or Innovation	Supply Chain Management Technology & Cybersecurity Human Capital Development & Compensation Environmental, Social & Governance
COMMITTEE ASSIGNMENT
Compensation & Leadership Development Governance

Jennifer B. Wuamett has served as Executive Vice President, General Counsel and Corporate Secretary of NXP Semiconductors N.V., a global semiconductor company and a long-standing supplier in the industry. She served in this role since 2018, and expanded her role to include Chief Sustainability Officer in 2022. Ms. Wuamett joined NXP in 2015 with the merger of Freescale Semiconductor, Ltd., to become NXP’s Deputy General Counsel and Chief Intellectual Property Officer. Prior to joining NXP, she was Freescale’s General Counsel and Chief Intellectual Property Officer. Before joining Freescale, Ms. Wuamett worked for Motorola’s legal department and was an attorney in private practice with the law firm Quarles & Brady prior thereto. Ms. Wuamett earned a B.A. from McDaniel College and a J.D. from Arizona State University.

CORPORATE GOVERNANCE
Plexus Corp. Board of Directors
Plexus believes that it needs to attract and retain talented, focused and motivated leadership to develop and execute the Company’s long-term strategy and to deliver shareholder value. For Plexus, the concept of leadership extends throughout the Company including to the individuals who serve on Plexus’ board of directors. The Company believes it is important for its board to be comprised of individuals with diverse backgrounds, skills and experiences. All board members are expected to meet Plexus’ board member selection criteria, which are listed below:
•	Impeccable honesty and integrity, and conduct in accordance with the Company’s values.
•	A high level of knowledge gained through formal education and/or specific practical experience.
•
Broad-based business acumen, including a general understanding of operations management, marketing, finance, human resources management, corporate governance and other elements relevant to the success of a large publicly-traded company.

•	An understanding of the Company’s business on a technical level.
•	Global thinking and focus as well as a general understanding of the world economy.
•	Strategic thinking and an ability to envision future opportunities and risks.
•	Willingness to engage in thoughtful debate and challenging discussions in a respectful manner.
•	Possesses a network of important contacts that can bring knowledge and assistance to Plexus.
•	A commitment to spend requisite time on board responsibilities.
In addition to the general criteria for each board member, our board of directors seeks to promote within the board the complementary qualifications, attributes, skills and experiences set forth in the “Board Qualifications, Attributes, Skills and Experience” above. In the selection of board members, the Governance & Sustainability Committee (“Governance Committee”) also considers the demographic diversity among members in identifying areas that could be augmented by new members.
Shareholder Protections & Corporate Governance Best Practices
We are committed to governance structures and practices that drive shareholder value and protect important shareholder rights, which are regularly reviewed and include the following:

INDEPENDENCE	BEST PRACTICES	ACCOUNTABILITY

•
8 of 10 director nominees
are independent

•
Strong independent Lead
Director with clearly delineated duties

•
All standing board
committees composed
entirely of independent
directors

•
Regular executive sessions
of independent directors
without management
present

•
Periodic rotation of
committee members

•
Strategy & risk oversight by
the full board and its
committees

•
Full board and committee
oversight of environmental, social and governance issues

•
Stock ownership guidelines
for executive officers and
non-employee directors

•
Overboarding limits

•
No poison pill

•
No dual-class shares

•
Director education and onboarding

•
Annual election of all
directors

•
Annual election of Chair
and Independent Lead
Director by independent
directors

•
Majority voting with
director resignation policy
(plurality voting in
contested elections)

•
Annual self-evaluation
process for directors

•
Strong investor outreach
program

Board Composition & Structure
BOARD OF DIRECTORS MEETINGS

4	100%	100%
2025 board meetings	Directors then serving attended each 2025 board meeting	Directors then serving attended the 2025 Annual Meeting

Our independent directors have the opportunity to meet in executive session, without management present, as part of each regular board and committee meeting. Mr. Schrock, the board’s Lead Director, presides at board executive sessions. Plexus generally holds a board meeting coincident with the annual meeting of shareholders to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. Board members are expected to attend the Company’s annual meeting of shareholders each year, either in person or remotely if a virtual shareholder meeting is held.
DIRECTOR INDEPENDENCE
As a matter of good corporate governance, we believe that the board of directors should provide a strong voice in the governance of our company. Therefore, under our corporate governance policies and in accordance with Nasdaq Global Select Market rules, at least a majority of our directors must be “independent directors.”
When the board of directors makes its determinations regarding which directors are independent, it first considers and follows the Nasdaq Global Select Market rules. The board also reviews other transactions and relationships, if any, involving Plexus and its directors or their family members or related parties; see “Certain Transactions” herein for a discussion of our policy regarding such transactions. Plexus expects its directors to disclose any transaction, whether direct or indirect, such as through an immediate family member or an affiliated business entity, involving Plexus and the director; Plexus also surveys directors periodically to confirm this information. Plexus does not use any dollar amount to screen transactions that should be reported to the Company. The board reviews the information submitted by its directors for its separate determination of materiality and compliance with Nasdaq and other standards when it determines independence.
Based on the applicable standards and the board’s review and consideration, the board of directors has determined that, of the director nominees, Dr. Eisenhart and Ms. Rapp and Wuamett, as well as Mr. Jueckstock, Martinez, Quadracci, Rooke and Schrock, are each “independent” under applicable Nasdaq rules and guidelines. In reaching its determinations regarding the independence of Ms. Wuamett and Ms. Rapp, the board considered that Ms. Wuamett serves as an executive officer of NXP Semiconductors N.V., which is a supplier to Plexus, and that Ms. Rapp was an executive officer of National Instruments Corp. and is a director of Microchip Technology, Inc., both of which are also suppliers to Plexus. The board determined that these relationships did not affect the independence of Ms. Wuamett or Rapp. Mr. Foate, our Non-Executive Chair and former Chief Executive Officer (“CEO”), and Mr. Kelsey, our current President and CEO, are not considered to be “independent.”
BOARD LEADERSHIP STRUCTURE
Mr. Foate has served as Chair of the Board since 2013. Pursuant to a retirement and transition agreement (the “Transition Agreement”), which is described in “Directors’ Compensation” below, Mr. Foate began serving as Non-Executive Chair (which is not an executive officer position) in fiscal year 2018. Mr. Foate serves as the Chair of the Board primarily due to his in-depth knowledge of the Company and EMS industry, keen understanding of the Company’s operations and strategies, and proven leadership of, as well as vision for, Plexus, all of which position him to provide strong and effective leadership of the board. Mr. Foate joined Plexus in 1984 and served as CEO from 2002 until his retirement in 2016. In addition to his experience and long service with Plexus, the board currently believes that Mr. Foate is in the best position as Chair to lead board discussions regarding the Company’s business and strategy, and to help the board respond quickly and effectively to any challenges faced by the Company.
While currently the roles of Chair and CEO are held by Mr. Foate and Mr. Kelsey, respectively, the board does not have a policy that requires the separation of these roles and believes the Company should adopt the board leadership structure that best serves its needs at any particular time. Pursuant to the Company’s Corporate Governance Guidelines, since Mr. Foate is not an independent director, the independent directors, meeting in executive session, elected a Lead Director from among the independent directors.
THE DUTIES OF THE BOARD’S LEAD DIRECTOR
The Company believes that the designation of an independent Lead Director, whose duties are described below, provides essentially the same benefits as having an independent chair in terms of oversight, access and an independent voice with significant input into corporate governance. Mr. Schrock currently serves as the board’s Lead Director.

•
Presides at all meetings of the board at which the Chair is not present

•
Serves as a liaison between the Chair and independent directors

•
Together with the Chair, approves agendas for board meetings and approves meeting schedules to ensure sufficient time allocation per topic

•
Provides input to the Chair as to the content, quality, quantity and timeliness of information from Company management to the board

•
Authority to call meetings of the independent directors and develop the agendas for such meetings with input from other independent directors

•
Serves as a liaison for consultation and direct communication with major shareholders

•
Performs such other duties as the board or Chair may from time to time delegate

Board and Committee Responsibilities

AUDIT COMMITTEE
MEMBERS Rainer Jueckstock, Chair Randy J. Martinez Karen M. Rapp Meetings in 2025: 8 Attendance: 96% Report page: 73	The Audit Committee’s duties and responsibilities include the following:
	•	chooses and makes retention decisions related to the Company’s independent auditors,
	•	reviews the Company’s general policies and procedures to reasonably assure the adequacy and effectiveness of internal controls over financial reporting,
	•	discusses the Company’s material financial risk exposures and the steps management has taken to monitor and control such exposures,
	•	reviews the annual audited financial statements and quarterly financial statements of the company,
	•	generally oversees the Company’s audit process as well as the accounting, finance and tax functions,
•
reviews management’s assessment of the adequacy and effectiveness of internal controls related to material numeric metrics included in the Company’s sustainability reports and U.S. Securities and Exchange Commission (“SEC”) filings,

•
reviews the effectiveness of the Company’s governance and management of information technology risks, including those relating to business continuity, cybersecurity, malware, regulatory compliance and data management, and

	•	oversees the Company’s ethics and whistle-blowing reporting programs in conjunction with the Governance Committee.

All of the members of the Audit Committee are “independent” of Plexus under SEC and Nasdaq rules. The board has determined that Mr. Jueckstock and Ms. Rapp are “audit committee financial experts” based on a review of their educational backgrounds and business experiences. All members of the Audit Committee are “financially literate” and meet the other SEC and Nasdaq requirements for Audit Committee membership.

COMPENSATION & LEADERSHIP DEVELOPMENT COMMITTEE
MEMBERS Joann M. Eisenhart, Chair Joel Quadracci Karen M. Rapp Michael V. Schrock Jennifer B. Wuamett Meetings in 2025: 5 Attendance: 100% Report page: 51	The Compensation & Leadership Development Committee’s (“Compensation Committee”) duties and responsibilities include the following:
•
reviews the Company’s leadership structure, talent management, culture of belonging efforts, leadership development strategies and programs, and the Company’s succession planning efforts, including executive succession plans,

	•	establishes the general compensation philosophies and plans for the Company,
	•	reviews and determines the compensation of the CEO, and approves the compensation of the other executive officers as well as equity grants and awards under the Company’s incentive compensation plans,
	•	oversees how compensation programs may incentivize risk-taking and whether such risk-taking is aligned with the Company’s business objectives and risk tolerance,
	•	considers and makes recommendations to the board with respect to other compensatory plans and arrangements, and
	•	reviews the Company’s human capital management strategy, including organizational structure and leadership development.

All of the members of the Compensation Committee are “independent” under SEC and Nasdaq rules. The Compensation Committee may, in its sole discretion, retain or obtain the advice of compensation consultants, legal counsel or other advisers. The Compensation Committee is directly responsible for the appointment, termination, compensation and oversight of the work of any compensation consultant, and considers the independence of any such consultant prior to retention.

GOVERNANCE & SUSTAINABILITY COMMITTEE
MEMBERS Paul A. Rooke, Chair Randy J. Martinez Joel Quadracci Jennifer B. Wuamett Meetings in 2025: 5 Attendance: 100%	The Governance Committee’s duties and responsibilities include the following:
	•	maintains oversight over the operations, structure and effectiveness of the board and its committees,
	•	develops and maintains criteria and procedures for the identification and recruitment of candidates for election to serve as directors of the Company,
	•	reviews the structure of the board to assure proper skills, experience and diversity of backgrounds are represented,
	•	reviews the effectiveness of management’s enterprise risk management program that identifies, prioritizes, monitors and manages key risks facing the Company,
	•	reviews ethics and compliance risk assessments conducted by management and assesses the efficacy of the ethics and compliance program in place to monitor and control such exposures,
	•	makes recommendations to the board regarding directors’ compensation, and
•
evaluates as well as oversees corporate governance and related issues, and oversees the Company’s sustainable and responsible business practices program, including policies and initiatives, sustainability reporting and trends that could impact the Company.

All of the members of the Governance Committee are “independent” under SEC and Nasdaq rules.

Board Governance Processes
DIRECTOR RECRUITMENT & THE NOMINATION PROCESS
The Governance Committee engages in a continuous process of identifying and assessing potential director candidates in light of the board’s collective set of skills and the future needs of the Company. In addition to the board member selection criteria listed above, the Governance Committee considers the diversity of backgrounds, skills and experiences among board members in identifying areas that could be augmented by new members. To help assure that directors have the time to devote to their duties, Plexus directors may not serve on the boards of more than three additional public companies. The Governance Committee may utilize a director search firm to identify candidates, but, if so, it evaluates those individuals on its own; the Governance Committee would also consider candidates suggested by outside directors, management and/or shareholders. If a qualified individual expresses a serious interest and there is a position available, the Governance Committee would review that person’s background and experience to determine whether that individual may be an appropriate addition to the board, and, if appropriate, would meet with the individual. A decision would then be made whether to nominate that person to the board. The Governance Committee’s policy is not to evaluate proposed nominees differently depending upon who has proposed the potential nominee. In addition, the Governance Committee is committed to considering candidates from diverse backgrounds in the pool from which director nominees are selected.
If a shareholder wishes to identify someone as a director for the Governance Committee’s consideration in the manner as set forth in the Corporate Governance Guidelines, then the name of that nominee and related biographical information should be forwarded to the Governance Committee, in care of the Secretary, at least six months before the next annual meeting of shareholders to assure time for meaningful consideration by the Governance Committee. In 2025, Plexus did not receive any recommendations for director nominees put forward by any shareholders.
BOARD AND COMMITTEE SELF-EVALUATION PROCESS
The Plexus board of directors conducts an annual self-evaluation, which focuses on the performance of each individual director, the board’s committees and the board as a whole, as well as the composition of each of the board’s committees. The annual self-evaluation process provides an opportunity for anonymous peer review and specific feedback, which is intended to strengthen board leadership. The Chair of the Board is responsible for providing feedback to individual directors, while the Lead Director may also provide feedback and serve as a liaison between independent directors and the Chair. We believe this process encourages actionable feedback, which provides context for decisions about board composition, committee member rotation and succession planning processes.
BOARD REFRESHMENT & SUCCESSION
The Governance Committee supervises a comprehensive, ongoing board refreshment and succession planning process to best position the board for continued success in alignment with the Company’s strategic objectives. This includes regularly assessing director skills and qualifications, reviewing director tenure, evaluating board diversity and board size, and performing annual board, committee and individual director assessments, as detailed above. In addition, the Governance Committee, with input from the Chair of the Board, reviews committee membership at least biennially and recommends committee assignments and committee rotation for approval by the entire board to ensure director skillsets are applied appropriately and to avoid director entrenchment.

The Governance Committee believes board refreshment is crucial to aligning board expertise with the Company’s evolving corporate strategy, but recognizes new directors need time to become familiar with the Company’s business and to develop relationships with other board members and management over time. As a result, the Governance Committee believes a continuum of tenure is required to enable the success of the board, with new members offering fresh perspectives while longer-serving directors offer necessary continuity and a deep understanding of the Company’s business. As applied in practice, 25% of our independent director nominees have been on the board fewer than 5 years.
In furtherance of this philosophy, the Company deploys a new director onboarding process and encourages continuing education to help augment and expedite the effectiveness of its newest board members. The Company also maintains a mandatory retirement policy, which states any individual age 75 or above is not eligible for election or re-election to the board of directors, unless such candidate is also a full-time employee of Plexus at the time or the board of directors, by majority vote, waives the restriction for a particular individual prior to such person’s election or re-election.
The board’s succession oversight extends to management as well. The board has developed and maintains an appropriate succession plan with respect to the position of CEO and other key executive positions. In addition, the Compensation Committee reviews and recommends to the board development plans for the CEO and other members of executive management.
COMMUNICATIONS WITH THE BOARD
Any communications to the board of directors should be sent to Plexus’ Global Headquarters in care of Plexus’ Secretary, Angelo M. Ninivaggi. Any communication sent to the board in care of the Chief Executive Officer, the Secretary or any other corporate officer also is forwarded to the board. There is no screening process, and any communication will be delivered directly to the director or directors to whom it is addressed.
CORPORATE GOVERNANCE WEBSITE
Information related to our corporate governance practices, in addition to any new or proposed changes to procedures, are posted on our Corporate Governance page of our website at www.plexus.com under the link titled “Investor Site,” then “Governance” including:

•	Executive Management Team	•	Director Stock Ownership Guidelines
•	Board of Directors	•	Executive Officer Stock Ownership Guidelines
•	Committee Composition	•	Clawback Policy
•	Committee Charters	•	Plexus Code of Conduct & Business Ethics
•	Corporate Governance Guidelines

DIRECTOR COMPENSATION FOR FISCAL 2025

	Fees Earned or Paid in Cash[1]	Stock Awards[2]	Other Benefits[3]	Total
Joann M. Eisenhart	$110,000	$190,033	—	$300,033
Dean A. Foate	$260,000	$190,033	$28,070	$478,103
Rainer Jueckstock	$110,000	$190,033	—	$300,033
Randy J. Martinez	$100,000	$190,033	—	$290,033
Joel Quadracci	$100,000	$190,033	—	$290,033
Karen M. Rapp	$100,000	$190,033	—	$290,033
Paul A. Rooke	$110,000	$190,033	—	$300,033
Michael V. Schrock	$130,000	$190,033	—	$320,033
Jennifer B. Wuamett	$100,000	$190,033	—	$290,033

[1]
Includes annual retainer, committee and chair fees and, in the case of Mr. Schrock, his fee for serving as Lead Director of the board. For Mr. Foate, this amount reflects his retainer for serving as Non-Executive Chair.

[2]
The amounts shown represent the grant date fair value of RSUs granted in fiscal 2025 computed in accordance with Accounting Standards Codification Topic 718. Generally accepted accounting principles (“GAAP”) require us to determine compensation expense for stock related awards granted to our directors based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. The assumptions used to determine the valuation of the awards are discussed in footnote 9 to our consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2025.

On February 3rd, 2025, each then-serving non-employee director was granted RSUs for 1,370 shares, with a grant date fair value of $190,032.70. These RSUs remained unvested as of September 27, 2025. The number of RSUs granted was calculated by dividing $190,000 by $138.71, which was the closing price of our shares on the Nasdaq Global Select Market at the close of trading on the second Monday following our earnings release for the fiscal first quarter 2025 (February 3rd, 2025). The grant date fair value is slightly above $190,000 due to rounding.
[3]
Includes the following amounts paid to Mr. Foate: $28,070 for the Company car benefit offered to Mr. Foate as a part of the Transition Agreement discussed above. The other non-employee directors do not generally receive any additional benefits, although they are reimbursed for their actual expenses of attending board, committee and shareholder meetings, as well as one external educational seminar per year.

Director Fees and Arrangements
The Governance Committee of the board of directors recommends, subject to board approval, compensation paid to non-employee directors, including equity awards under Company plans. In determining the compensation paid to the non-employee directors, the Governance Committee considers similar types of factors, including comparisons with the peer companies discussed below and Company performance, that are considered by the Compensation Committee when determining executive compensation. The Governance Committee aims to set the compensation level of our directors and the Non-Executive Chair near the median of peer and market comparisons. Non-employee director compensation is reviewed at least biennially.
As part of the most recent review of the non-employee director compensation program in fiscal 2025, the Governance Committee recommended, and the board approved, an increase in director base compensation upon review of peer and market data and in consultation with Exequity. As a result, beginning January 1, 2026, each non-employee director is compensated per the tables below.

	2025	2026
Board Retainer[1]	$100,000	$110,000
Non-Executive Chair Retainer	$260,000	$270,000
Lead Director Retainer	$130,000	$145,000
RSU Grant	$190,000	$210,000

1Mr. Foate and Mr. Schrock do not receive the Board Retainer.

	AUDIT COMMITTEE		COMPENSATION COMMITTEE		GOVERNANCE COMMITTEE
	2025	2026	2025	2026	2025	2026
Committee Chair Retainer	$10,000	$10,000	$10,000	$10,000	$10,000	$10,000

In certain circumstances directors may be reimbursed for attending educational seminars or, in each individual’s capacity as a director, other meetings at Plexus’ behest. Directors do not receive board or committee meeting attendance fees.
For Mr. Foate’s service as Non-Executive Chair, he currently receives an annual retainer as reflected above, which was determined based upon a review of market and peer group practices, and he is eligible to receive an annual equity grant at least equal to the grants made to the Company’s other non-employee directors. In accordance with the Transition Agreement, Mr. Foate was eligible to participate in the Company’s executive car and phone programs. Mr. Foate is otherwise compensated in accordance with Plexus’ policies for non-employee directors.
Stock Ownership Guidelines & Stock Compensation for Directors
Plexus believes that it is important for directors to maintain an equity stake in Plexus to further align their interests with those of our shareholders. Therefore, directors must comply with stock ownership guidelines as determined by the board. The ownership guidelines currently require each director to own and maintain shares of common stock with a value equal to at least five times the director’s annual base cash retainer. The required ownership must be achieved within five years from the director’s initial election or appointment. Restricted stock (including RSUs) that has yet to vest does not count toward a director’s ownership for purposes of these guidelines. Eight of our nine non-employee directors are currently in compliance with the ownership requirements of the guidelines. Ms. Wuamett has until 2028 to meet these requirements and may not sell shares of Plexus common stock until ownership requirements are met.

Stock ownership guidelines for executives are discussed in “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Equity Ownership Guidelines.”
For information regarding the Company’s anti-hedging and anti-pledging policy, which is applicable to directors as well as executive officers and other employees, see “Compensation Discussion and Analysis—Elements and Analysis of Director Compensation—Anti-Hedging and Anti-Pledging Policy.”
Directors participate in the 2024 Omnibus Incentive Plan (the “Incentive Plan”), which permits the grant of stock options, stock appreciation rights (“SARs”), restricted stock, which may be designated as restricted stock shares or RSUs, performance stock awards (which may be settled in cash or stock and designated as performance stock shares or performance stock units (“PSUs”)), other stock awards and cash incentive awards. The Incentive Plan provides for an annual cap on the amount of awards to individual non-employee directors. The use of equity awards is designed to align directors’ interests with the long-term ownership interests of our shareholders. In the second quarter of fiscal 2025, each non-employee director serving on the grant date received a grant of RSUs worth approximately $190,000. The number of RSUs granted was calculated by dividing $190,000 by $138.71, which was the closing price of our shares on the Nasdaq Global Select Market at the close of trading on the second Monday following our earnings release for the fiscal first quarter 2025 (February 3rd, 2025). The restrictions on the RSUs generally lapse on the first anniversary of the grant date.
Director Participation in Deferred Compensation Plan
Directors are eligible to defer their cash fees, as well as stock awards (excluding options), through the Non-Employee Directors Deferred Compensation Plan. Amounts in deferred cash accounts are credited with interest, compounded monthly, at the prime rate of interest, which is determined quarterly. Directors were previously eligible to defer their cash fees through Plexus’ supplemental executive retirement plan, which is described in “Compensation Discussion and Analysis” below.

BOARD’S ROLE IN RISK OVERSIGHT
Identifying, assessing and managing enterprise risks and opportunities is a critical part of our governance infrastructure. Our enterprise risk management (“ERM”) approach and control framework includes board oversight paired with integrated participation at multiple levels of the organization in order to ensure identification, assessment and appropriate response to risks and opportunities that may affect our ability to achieve our strategic objectives. This includes management’s oversight through our executive Compliance, Ethics and Risk Committee, which includes our President and CEO, and process execution by the Risk Oversight Council, a cross-functional global council of employees led by our Enterprise Risk Manager. Our risk methodology includes: processes to categorize and quantify the likelihood and impact of risks; risk appetite and tolerance review; risk mitigation and opportunity strategies; and subsequent strategic integration through the establishment of key risk indicators and controls, and recalibration of risk tolerances.

BOARD OF DIRECTORS Oversees the effectiveness of Plexus’ ERM program and management of identified enterprise risks

Audit Committee
 Oversees major financial risk exposures
 Discusses steps management has taken to identify, monitor and mitigate such risks
 Assesses effectiveness of governance and management of information technology
 Oversees the management of cybersecurity risks

Compensation Committee
 Oversees risks related to compensation, leadership development and succession planning
 Oversees compensation programs to ensure alignment with strategic objectives and to incentivize appropriate risk taking
 Monitors opportunities and risks related to our human capital management strategy
Governance Committee Oversees the effectiveness of the ERM program Oversees risks associated with ethics and compliance Oversees risks associated with governance and sustainability matters

COMPLIANCE, ETHICS AND RISK COMMITTEE Comprised of select members of executive leadership
Establishes enterprise risk appetite and tolerance consistent with corporate strategy	Assists in identification, calibration and prioritization of risks, and validates enterprise risks identified by the Risk Oversight Council	Reviews and monitors progress for enterprise risk mitigation strategies

RISK OVERSIGHT COUNCIL Cross-functional global council of team members led by the Enterprise Risk Manager
Calibrates and aligns on highest risks warranting escalation to management	Collaborates on risk mitigation strategies and efforts	Makes recommendations to and integrates strategic direction from, management and the board

This framework aims to establish an effective risk oversight program that successfully integrates risk management practices throughout the organization, enables open communication between management and directors and ensures all directors are actively involved in the risk oversight function. In addition, our board structure provides designated committee oversight over critical areas of enterprise risk, including cybersecurity, environmental, social and governance matters, and human capital. We also employ independent internal and external audit procedures to help validate key controls related to identified risks, the results of which are reported to the board regularly. The board receives updates between board meetings with regard to issues that could materially impact the business, including through our business continuity and crisis communications protocols.

Information Technology & Security Risk Management
Information security and data privacy risk management, including cybersecurity, is integrated into and aligns with our ERM processes. Our information protection and privacy program incorporates administrative, technical and physical safeguards, and incorporates various cybersecurity and internal control frameworks to protect information assets, manage data privacy and ensure compliance with laws and industry standards. We leverage the National Institute of Security and Technology (NIST) Cybersecurity Framework, among others, to provide a strategic and adaptable approach to managing evolving cyber risks. This framework assists in assessing and improving our security posture by identifying vulnerabilities and prioritizing investments or improvements.
We maintain a cybersecurity incident response plan to assist in the assessment and management of cybersecurity incidents. The plan includes tactical playbooks and crisis response procedures based on incident severity and materiality impact. These crisis response procedures include escalation to the Audit Committee and the board, where appropriate. Our incident response plan is periodically tested through tabletop exercises, the results of which are reported to the Audit Committee.
CYBERSECURITY GOVERNANCE & OVERSIGHT
Our Chief Information & Technology Officer (“CITO”), who reports directly to the President and CEO, directs our global information technology vision and long-term strategies. Under the direction of the CITO, the Chief Information Security Officer & Director — Site IT (“CISO”) leads our enterprise-wide cybersecurity program and oversees a dedicated global cybersecurity team that monitors, assesses and mitigates material risks from various cybersecurity threats. This team leads critical efforts to drive readiness, awareness and learning across the organization, including management of a 24x7x365 Cybersecurity Operations Center for detection and response capabilities; maintaining a cybersecurity awareness learning management system; and third party assessments and audits, penetration tests and “red team” assessments to evaluate the effectiveness of cybersecurity controls and identify areas of cybersecurity risk.
Our executive-level Security Steering Committee provides oversight of cybersecurity, data governance and privacy programs. This Committee is made up of select executives including the General Counsel, Chief Administrative Officer and Secretary (“CAO”); Chief Operating Officer; and CITO. The Security Steering Committee provides oversight and ensures program alignment to Plexus’ strategic goals. The committee serves to provide awareness and guidance to prioritization, organizational alignment and enablement of resources to minimize risk to Plexus’ operations, brand and reputation. The Security Steering Committee, through the CISO and CITO, reports to a broader Information Technology (“IT”) Steering Committee, which includes the President and CEO and Chief Financial Officer.
On at least an annual basis, and on topical information security matters more frequently as determined by the board or management, the Audit Committee reviews the effectiveness of IT risk governance and management, including those relating to business continuity, cybersecurity, malware, regulatory compliance and data management. These reviews also include reviewing the appropriateness of resources (people and financial) devoted to information technology requirements. The CITO and CISO also brief the Audit Committee quarterly on cybersecurity matters, including specific risks, mitigation plans, risk management and governance. The Audit Committee reports to the board on these discussions as appropriate.
Further, the board is briefed periodically (at least annually) on our overall IT strategy, including cybersecurity, to ensure alignment with the business, review of assets and infrastructure, and trends, key risks and initiatives.

Our board conducts a self-evaluation annually on a number of key qualifications, attributes, skills and experiences, as set forth above in “Board and Committee Self-Evaluation Process.” Through this self-evaluation process, all 10 of our director nominees identified as having experience managing cybersecurity practices in a multi-national organization.
SUSTAINABILITY
Our focus on sustainability is vital to realizing our vision to help create the products that build a better world. Our enduring strategy delivers value through our unique market focus, superior execution, a passionate and engaged workforce and a disciplined corporate model. As a new climate economy emerges and market dynamics shift, we are uniquely positioned to deliver more sustainable and responsible products and product lifecycle solutions for our customers, while attracting and retaining team members who align to this value proposition. Through our integrated strategic approach, the positive impact we can achieve through our efforts is transformative—for people, customers, our business and the planet.
Our integrative approach requires leadership engagement and oversight at the highest levels in order to assess risks and opportunities and to advance more sustainable and responsible business practices deep into our organization. The board engages regularly on our sustainability program and enterprise risks and is updated annually on our enterprise sustainability strategy and on topical sustainability matters more frequently as determined by the board or management. Plexus provides regular updates between board meetings with regard to issues that could materially impact the business, including through our business continuity and crisis communications protocols.
•
The Governance Committee reviews details of our strategy at least quarterly to ensure alignment with business objectives, including policies and initiatives, sustainability reporting and trends that could impact operations, performance, reputation and sustainable growth. This includes, among other things, review and oversight of our management of risks and opportunities, such as those caused by the impacts of climate change, geopolitical dynamics, social unrest and related market disruption.

•
Our Compensation Committee oversees our human capital strategy, including corporate culture, talent development and global compensation policies and philosophies— all critical components of our social responsibility and social impact efforts. This committee also works with management to identify non-financial goals, such as those related to our environmental efforts or social impact, that are critical to position Plexus for sustainable, long-term success. These goals often comprise objectives under our executives’ short-term Variable Incentive Compensation Plan, which is reviewed annually as part of the compensation approval process.

•
Our Audit Committee oversees the effectiveness of our internal controls over financial reporting and public disclosures, including sustainability reporting, our whistleblower and ethics hotline reporting, and management and governance of information technology and cybersecurity risks.

Management’s executive Sustainability Committee, which includes our President and CEO and is chaired by our CAO, oversees integration of sustainability into Plexus’ business strategy, sets short and long-term sustainability goals, including those that may be tied to executive compensation, and drives organizational engagement and accountability for sustainability goals. The Director of Sustainability, along with their direct reports and dedicated resources throughout the organization, works closely with the Sustainability Committee to converge on a strategy that will create long-term value for the business, meet key stakeholder expectations and ensure accountabilities are effectively embedded throughout the organization.
This organizational framework enables us to effectively assess and address emerging social and environmental risks and opportunities, establish focus areas and goals, and align the organization to effectively execute on key priorities.

Fiscal 2025 Highlights
In addition to our executive incentive initiatives, discussed in “Compensation Discussion & Analysis,” our fiscal 2025 advancement efforts to build a better world included:
•	Expanded technical capabilities to help our customers design, manufacture and service products to be more sustainable.
•	Earned Ecovadis Bronze Medal (top 19% threshold)
•	Over 10% global absolute Scope 1 & 2 emissions reduction achieved in 2025, surpassing carbon emissions neutrality goal over 2023 baseline year.
•	Baselined material categories of Scope 3 emissions and formalized our Greenhouse Gas Inventory Management Plan
•	Over 30% global waste-to-landfill intensity reduction achieved in 2025, surpassing 5% global waste-to-landfill intensity target.
•	Assessed over 100 additional suppliers over fiscal 2024 baseline, representing over 50% of our global supply chain spend assessed on sustainability criteria.
•	Workplace pay equity analyses completed for each country with a physical Plexus facility and corrective action plans (as necessary) created.
•	Over 32,000 paid global volunteer hours contributed to local communities by team members.
•	Over $1 million dollars donated globally through the Plexus Community Foundation.
In June 2025, Plexus published its annual Sustainability Report for fiscal 2024, reflecting our commitment to driving transparency and helping to coordinate sustainable and responsible practices across stakeholder groups. More detailed information about our sustainability efforts and progress can be found in that report located at https://www.plexus.com/about/sustainability/. The information in the Sustainability Report and on Plexus’ website is not a part of this proxy statement and is not incorporated by reference.

COMPENSATION DISCUSSION & ANALYSIS
Our continued success depends on our ability to attract, motivate and retain critical talent dedicated to our long-term strategy. The Compensation Committee (in this section, the “Committee”) of the board of directors sets the general compensation philosophy for Plexus and ensures appropriate controls are in place to govern its application. The Committee makes decisions with respect to the compensation of the Chief Executive Officer (the “CEO”) and the Company’s other executive officers, and grants equity and other awards.

This section discusses the Committee’s executive compensation philosophy and key decisions designed to align pay to performance that drives shareholder value, in each case as they relate to the Company’s named executive officers. Plexus provided further detail regarding executive compensation in the tables and other information included in the “Executive Compensation” section of this proxy statement.
NAMED EXECUTIVE OFFICERS FOR FISCAL 2025

Todd P. Kelsey
President & Chief Executive Officer
Patrick J. Jermain
Executive VP & Chief Financial Officer
Oliver K. Mihm
Executive VP & Chief Operating Officer
Angelo M. Ninivaggi
Executive VP, Chief Administrative Officer, General Counsel & Secretary
Victor (Pang Hau) Tan
Regional President, APAC

Executive Summary
FISCAL 2025 COMPENSATION ACTIONS
•
The Committee performed a review of the peer group that we use to benchmark compensation in fiscal 2025 and made changes for fiscal 2026 compensation planning purposes, as discussed below in “Elements & Analysis of Direct Compensation - Use of Peer Companies.”

•
The Committee reviewed the Company’s sustainability initiatives during 2025 and has established goals for executive officers in fiscal 2026 that will comprise a portion of their objectives under the Variable Incentive Compensation Plan (the “VICP”), as further detailed in the “Annual Incentive Compensation (At Risk)” section of this proxy statement.

•
Under the Committee’s equity allocation formula for fiscal 2025, annual equity awards to executive officers were granted as 50% PSUs and 50% RSUs. Consistent with prior years, PSUs granted in 2025 are weighted 50% on relative total shareholder return (“TSR”) and 50% on average economic return, which we define as the difference between return on invested capital (“ROIC”) and weighted average cost of capital (“WACC”). The Committee revised the equity allocation formula for fiscal 2026 equity awards to executive officers to 60% PSUs and 40% RSUs. Plexus’ 2026 allocation formula will be 40% PSUs vesting based on average economic return, 20% PSUs vesting based on relative total shareholder return, and 40% RSUs. The allocation formula is intended to further strengthen the alignment of shareholder and executive interests, motivate executive talent and retain our executives for long-term success.

•
The TSR of Plexus stock during the three year performance period that ended January 2025 was at the 84.9 percentile of companies in the S&P 400 Index. Consequently, the portion of the PSUs granted in 2022 that vested based on TSR performance paid out at 150.0% of target.

•
Average economic return for the three year performance period that ended at the conclusion of fiscal 2025 was 3.4%. As a result, the portion of the PSUs granted in early 2023 that vested based on economic return performance paid out at 138.0% of target.

•
Based on fiscal 2025 performance, total payments to named executive officers under all components of the VICP represented 110%-114% of the target payout, with corporate financial performance representing 96% as compared to the target payout of 80% for such performance.

Executive Compensation Governance Best Practices

WHAT WE DO	WHAT WE DON’T DO

  Base a majority of total compensation on compensation that is at risk through our annual and long-term performance-based and retention incentives
  Set annual and long-term incentive targets based on clearly disclosed, objective performance measures
  Conduct annual assessments of risk associated with our executive compensation programs, policies and procedures
  Mitigate undue risk associated with our compensation programs through a Clawback Policy
  Enter into “double trigger” change in control agreements with executive officers
  Maintain stock ownership requirements for our executive officers

  Have excise tax gross-up provisions in any change in control agreements or compensation programs
  Enter into employment contracts with executives other than our CEO
  Permit hedging transactions, pledging and short sales of Plexus stock by our directors or executive officers

OTHER COMPENSATION AND GOVERNANCE PRACTICES & POLICIES
Practices Relating to Compensation Consultants
•	The Committee uses outside compensation consultants to assist it in analyzing Plexus’ compensation programs and in determining appropriate levels of compensation and benefits.
•	The Company provides appropriate funding, as determined by the Committee, for the payment of compensation to any compensation consultant employed by the Committee.
•
During fiscal 2025, the Committee retained Exequity LLP (“Exequity”) as its compensation consultant. After considering the factors set forth in SEC and Nasdaq rules, in accordance with its charter, the Committee concluded that its relationships with Exequity have not given rise to any conflict of interest.

•
Exequity’s services to the Committee relating to fiscal 2025 included, among other things, providing perspective on current trends and developments in executive and director compensation as well as analysis of benchmarking data and confirmation of our peer group composition. All executive compensation services provided by Exequity were conducted under the direction or authority of the Committee, and all work performed by Exequity was pre-approved by the Committee.

Management Involvement
•
Members of management, particularly the CEO and human resources personnel, regularly participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute information to the Committee and provide staff support and analysis for its discussions. However, management does not make any recommendation for the CEO’s compensation, nor does management make the final determination of the CEO’s or the other executive officers’ amount or form of executive compensation. The CEO does recommend compensation for the other executive officers to the Committee, subject to the Committee’s final decision. To assist in determining compensation recommendations for the other executive officers, the CEO considers Plexus’ compensation philosophy and, in partnership with the human resources management team, utilizes the same compensation decision-making process as the Committee.

•
Decisions regarding the compensation of the CEO are made in executive sessions at which the Committee members participate with Exequity to review competitive practices and overall compensation expense; the CEO and management are not present for these discussions. The sessions generally focus on the CEO’s performance achievement and the elements of CEO compensation. The Committee discusses and reviews materials comparing the CEO’s compensation to peer group and survey data as well as Plexus’ overall performance relative to competitors and companies in our peer group. Materials presented also include a pay comparison of the CEO to our other executive officers and a review of the CEO’s vested and unvested equity grants, as well as accumulated value, in an effort to assess possible retention risks.

Executive Compensation Philosophy, Goals & Process
The Committee’s philosophy is to competitively compensate all employees, including executives, for their contributions to Plexus, to appropriately motivate employees to provide value to Plexus’ shareholders and to consider the ability of Plexus to fund any compensation decisions, plans or programs. Competitive compensation must balance both short-term and long-term considerations and take into account external forces, best practices, and the performance of Plexus and the employee. Compensation packages should also motivate executives to make decisions and pursue opportunities that are aligned with the interests of our shareholders, while not exposing the Company to excessive risk. Finally, the Committee considers Plexus’ financial condition, the conditions in Plexus’ industry and end markets, Plexus’ performance compared to its competitors, and the effects of those conditions on Plexus’ sales and profitability in making compensation decisions as well as the outcome of the advisory vote on executive compensation at the prior annual shareholders meeting. At our last annual meeting, approximately 92% of the shareholder votes cast on the proposal were cast in favor of the resolution, demonstrating that shareholders generally approve of our executive compensation program.
PERFORMANCE MEASURES INTENDED TO MAXIMIZE SHAREHOLDER VALUE
The Company continues to emphasize annual and long-term incentive opportunities as a predominant portion of total compensation since they are performance-based, represent compensation that is at risk, promote the creation of shareholder value and are intended to align the interests of executive officers with those of our shareholders.
The Committee and the Company believe that shareholder value is maximized through revenue growth and generating a ROIC that exceeds the Company’s WACC. We refer to the amount of excess return when comparing these measures as economic return. The Company emphasizes the importance of achieving revenue growth and economic return goals by making a substantial component of each executive officer’s compensation dependent on the Company’s achievement of these goals, with executives maximizing their annual incentive compensation opportunity if the Company achieves both its organic revenue growth and economic return goals.

Within our long term incentive plan we use economic return as a performance measure for PSUs. Relative TSR is also used as a performance measure for PSUs. The Committee believes it is important to balance absolute and relative measures in an effort to account for both internal and external influences on Company performance. The performance measures used by the Company’s annual and long-term incentive plans are described further in the “Elements and Analysis of Direct Compensation.”

MEASURE	PLAN	PAYMENT	PURPOSE
Revenue Growth	Annual – VICP	Cash	Revenue growth is the result of a sound strategy effectively executed and increases shareholder value when combined with economic return.
ROIC	Annual – VICP	Cash	We deliver economic return by driving improvements in ROIC through a combination of operating margin performance and prudent capital investment.
Economic Return	Long-term PSU 3 years	Equity	Delivering economic return over the long-term generates shareholder wealth and mitigates short-termism.
Relative TSR	Long-term PSU 3 years	Equity
Relative TSR is an appropriate performance metric primarily because it is objectively determinable, provides rewards that are aligned to relative performance through varying economic cycles and reflects the delivery of value to shareholders.

Finally, the Committee recognizes that certain non-financial goals are important to position the Company for sustainable long-term success. The Committee works with management to identify these goals and they often comprise objectives under the VICP. These goals could include execution metrics, important system and process improvements, talent development priorities and sustainability initiatives, amongst others.

Below are illustrations of the performance of our compensation program measures and their relationship to creating shareholder value. To drive value, both growth and economic return1 are critical.

[1]	Economic Return is a Non-GAAP measure. See Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2025 for a reconciliation to GAAP.

Plexus used the following compensation reward components in 2025, which work together to create competitive compensation arrangements for our executive officers. Greater detail is described in “Elements & Analysis of Direct Compensation.”

PAY ELEMENT	DESCRIPTION	PAYOUT MEDIUM, TIMING AND AMOUNT
Base Salary (Fixed)	Market competitive base salary reflecting knowledge, skills, experience, responsibility, potential and performance	Paid in Cash Paid Currently Fixed Amount
Annual Incentive (Variable)	Cash incentive based on the achievement of annual Company financial metrics (40% revenue growth, 40% ROIC) and objectives (20%)	Paid in Cash Paid Annually 0%-200% of Target
Long-Term Incentive (Variable)	25% PSUs based on relative TSR	Paid in Equity Paid After Three Year Performance Vesting Period 0%-150% of Target
	25% PSUs based on economic return	Paid in Equity Paid After Three Year Performance Vesting Period 0%-200% of Target
	50% Restricted Stock Units	Paid in Equity Paid After Three Year Vesting Period

As explained further below in Long-Term Incentives section, the Committee has adjusted the formula to 40% Restricted Stock Units, 40% PSUs based on economic return, and 20% PSUs based on relative total shareholder return, which will be applied to incentive compensation in 2026.
Plexus also offers other reward components to competitively compensate our employees:
•	Health and Welfare Benefits: to promote the health and well-being of our employees and families, such as health and life insurance.
•
Retirement Plans: to help our employees plan for their retirement. In addition to a 401(k) Plan, the Company also provides a supplemental executive retirement plan under which certain executives may elect to defer compensation; the Company also makes additional contributions on their behalf.

•
Agreements: Only our current CEO has an employment agreement, which is intended to help assure the continuing availability of his services over a period of time and protect the Company from competition post-employment. All executive officers have change in control agreements to help assure that they will not be distracted by personal interests in the case of a potential acquisition of Plexus. The change in control agreements utilize a double trigger and do not include excise tax gross-up provisions.

Elements & Analysis of Direct Compensation
OVERVIEW OF DIRECT COMPENSATION
Total direct compensation for executive officers at Plexus consists of three primary components—salary, annual cash incentive payments under the VICP and long-term equity-based awards. Each of these components is complementary to the others, addressing different aspects of direct compensation and seeking to motivate employees, including executive officers, in varying ways. The Committee reviews the total compensation package of each executive officer to determine whether it is reasonable.

Setting Compensation Levels
The Committee uses a combination of peer company data and published general industry surveys to provide insight into the competitiveness of each component of compensation offered to Plexus’ executive officers. This data is compiled and analyzed by Plexus human resources’ leaders, who then meet with the Committee’s compensation consultant to help the consultants understand Plexus’ business model, organizational structure and compensation philosophy. The compensation consultant, Plexus human resources’ personnel, and our CEO discuss the analysis, rationale and methodology and make recommendations to the Committee. Our CEO is excluded from CEO compensation discussions.
When assessing the competitiveness of compensation and making compensation determinations, the Committee’s process includes a review and analysis of various factors in addition to the peer group and survey compensation analysis, including:
•	Company financial results;
•	An internal calibration of base compensation as well as short-term and long-term award levels;
•	Individual stock ownership and grant practices for the CEO and other officers;
•	The proportion of pay between the CEO compared to those at other levels in the organization;
•	Pay-for-performance and retention incentives;
•	Deferred compensation arrangements and accumulated value; and
•	Reasonableness of compensation as a whole.
In performing these analyses, the Committee uses tally sheets, which incorporate these factors to provide a comprehensive view of Plexus’ total compensation for each executive and payout exposure under various performance scenarios.
When determining the competitive target compensation for each executive, the Committee uses comparable pay information as a point for reference. Through this form of benchmarking, the Committee does not aim for any particular numerical or percentage tests as compared to peer company data or surveys; however, it generally views the 50th percentile of market data as a reasonable comparison and uses its judgment following the review of multiple data points to arrive at individual pay determinations. In that consideration, the Committee discusses total compensation (including outstanding equity awards) for all executive officers, the level of experience and leadership each provides, and financial and personal performance results. The Committee seeks to properly position the total target direct compensation of the Company’s executive officers and to balance different types of compensation (including equity) in order to promote retention and strong Company performance. The Committee believes this approach results in a comprehensive and thoughtful compensation review process because it allows the Committee to use discretion when appropriate in responding to particular circumstances. The Committee intends to continue these practices in the future.
Use of Peer Companies
For compensation planning purposes, the Committee has constructed a peer group in order to compare the compensation of Plexus’ executive officers with that paid by other companies. Companies were chosen for the peer group using filtering criteria such as:
•	Company size and performance (revenue, assets, market capitalization, performance criteria);
•	Companies identified as competitors and/or in the same industry or supply chains;
•	Geographic footprint;
•	Organizational complexity; and
•	Financial structure.

The Committee has established a group of peer companies for comparison purposes using the selection criteria discussed above. The Committee conducts reviews of the peer group and selection criteria on a periodic basis to ensure that both are appropriate. A review of the peer group was completed in fiscal 2024 for fiscal 2025 compensation planning but no changes were made. The peer group for fiscal 2025 compensation planning consisted of the companies set forth in the table below.
PEER GROUP FOR SETTING 2025 PAY

Amkor Technology, Inc.	Flex Ltd.	Sanmina Corporation
Benchmark Electronics, Inc.	Jabil Inc.	Teledyne Technologies Inc.
Bruker Corporation	Keysight Technologies, Inc.	Trimble Inc.
Celestica Inc.	Moog Inc.	Vishay Intertechnology, Inc.
CommScope Holding Company, Inc.	Parsons Corporation	Waters Corporation
Curtiss-Wright Corporation	Regal Rexnord Corporation
Fabrinet	Revvity, Inc.

During fiscal 2025, the Committee, with the assistance of Exequity, made adjustments to the peer group for fiscal 2026 compensation. Using the selection criteria above, Keysight Technologies, Inc., Moog Inc., Teledyne Technologies Incorporated, Trimble Inc., and Waters Corporation were removed and Charles River Laboratories International, Inc., MKS Instruments, Inc., Sensata Technologies Holding plc, and UL Solutions Inc. were added.
PEER GROUP FOR SETTING 2026 PAY

Amkor Technology, Inc.	Fabrinet	Sanmina Corporation
Benchmark Electronics, Inc.	Flex Ltd.	Sensata Technologies Holding plc
Bruker Corporation	Jabil Inc.	UL Solutions Inc.
Celestica Inc.	MKS Instruments, Inc.	Vishay Intertechnology, Inc.
Charles River Laboratories Int'l	Parsons Corporation
CommScope Holding Company, Inc.	Regal Rexnord Corporation
Curtiss-Wright Corporation	Revvity, Inc.

DISTRIBUTION OF PAY COMPONENTS
The Committee believes that a majority of executive compensation should be at risk and that the CEO’s percentage at risk should be the highest. VICP targets for the named executive officers other than Mr. Kelsey ranged from 70% to 90% of base salary in fiscal 2025, with the opportunity to earn cash incentives beyond those levels if Plexus exceeded its targeted financial goals. In the case of Mr. Kelsey, the VICP target as a percentage of base salary was 135% in fiscal 2025, reflecting his overall greater responsibility for the Company. In fiscal 2025, long-term incentives for executive officers were granted in the form of: (i) RSUs that vest based on continued service, which promotes a long-term ownership mentality; and (ii) PSUs, which represent compensation that is at risk since these awards will be forfeited if performance is below a threshold level.
Except in the case of promotions or other special circumstances, compensation adjustments and equity awards for executive officers are targeted for implementation in the second quarter of each fiscal year to align with the Company’s internal performance management cycle and changes to the compensation of its other non-executive employees. The Committee considers both individual and Company performance in making these determinations, and believes that this timing forges a strong link between performance and pay.
The resulting total targeted direct compensation mix used for fiscal 2025 for Mr. Kelsey and the average for the other named executive officers is illustrated in the charts below:

BASE SALARY
Factors Considered In Determining Base Salary
Prior to establishing the base salary level for the CEO and approving salary levels for other executive officers, the Committee takes into consideration various factors. These factors include:
•	Compensation data from our peer group;
•	Salary increase trends for executive base pay and other information provided in published surveys;
•	An in-depth total rewards analysis with comparisons to peer group and survey data; and
•	Individual executive officers’ experience, performance, duties and responsibilities and their relative authority within Plexus.
The Committee uses this information and meets in executive session to discuss appropriate pay positioning and pay mix based on the data gathered. The data gathered in the determination process helps the Committee test for fairness, reasonableness and competitiveness. While the Committee takes into account the Company’s compensation philosophy and goals and follows a holistic approach to executive compensation packages, its final determination may incorporate the subjective judgment of its members, as well.
Executive officer base salary changes may include the following two components:
•
Competitive Adjustments. If executive officer salaries fall out of alignment with the competitive median range of our peer group and survey data, we consider changing the salaries to a more competitive level. Competitive adjustments may take place over a multi-year period and may depend on individual performance.

•	Performance-Based Merit Increases. Separate merit increase may be provided based on individual performance, if appropriate.

2025 Base Salary Adjustments
Base salary adjustments for 2025 were approved by the Committee in December 2024 for all executive officers. When considering compensation adjustments, the Company has placed a greater emphasis on annual and long-term incentive opportunities, as opposed to base salary, since they are performance-based, represent compensation that is at risk, promote the creation of shareholder value and are intended to further align the interests of executive officers with those of our shareholders. Our CEO’s base salary is higher than those of our other executive officers because of the more extensive and challenging duties and responsibilities associated with that position. In addition, the CEO’s total compensation is more heavily weighted toward performance-based compensation when compared to the total compensation of our other executive officers.
For 2025, Mr. Kelsey’s base salary was set at $1,100,000 which was not changed from his previous salary. The base salary for Mr. Kelsey is positioned near the median of peer group and market comparisons.
Increases for our other named executive officers varied from 0.0% to 10.7%. Base salary increases for 2025 for these named executive officers represented merit increases only. Variations between these named executive officers reflected competitive conditions and the Committee’s view of the named executive officers’ duties, responsibilities and performance. The Committee believed that base salaries for those named executive officers were appropriately aligned with peer group and market comparisons, and were awarded based on individual performance.
Presented below are the 2025 base salaries and percentage increases as compared to the prior year for our named executive officers:

EXECUTIVE OFFICER	2025 BASE SALARY	PERCENTAGE INCREASE COMPARED TO 2024
Mr. Kelsey	$1,100,000	—%
Mr. Jermain	$640,000	—%
Mr. Mihm	$620,000	10.7%
Mr. Ninivaggi	$560,000	2.8%
Mr. Tan	$521,068	7.3%

ANNUAL INCENTIVE COMPENSATION (AT RISK)
The VICP provides annual cash incentives to approximately 4,400 participants, including all of our executive officers. The award opportunity levels for each participant are expressed as a percentage of base salary.

For executive officers, the VICP is a sub-plan of the Incentive Plan with the opportunity to earn above their targeted award opportunities based on the achievement of corporate financial goals. Higher levels of duties and responsibilities within Plexus lead to higher cash incentive opportunities under the VICP because the Committee believes that heightened responsibility leads to more influence on corporate performance. For each executive officer, 80% of the targeted award is keyed to the corporate financial goals; the remaining 20% of the targeted award is keyed to the achievement of individual objectives. Offering a greater percentage of compensation tied to performance measures is intended to more strongly link executive compensation with Company performance and shareholder returns.
The table below lists the fiscal 2025 VICP award opportunities for the named executive officers, expressed as a percentage of base salary. The targeted award for Mr. Mihm increased by 10% based on alignment with the peer group, market comparisons and continued role expansion.

EXECUTIVE OFFICER	2025 THRESHOLD AWARD (%)	2025 TARGETED AWARD (%)	2025 MAXIMUM AWARD (%)
Mr. Kelsey	0%	135%	270%
Mr. Jermain	0%	85%	170%
Mr. Mihm	0%	90%	180%
Mr. Ninivaggi	0%	80%	160%
Mr. Tan	0%	70%	140%

The VICP provides for payments relating to corporate financial goals both below and above the targeted awards by establishing specific threshold levels of corporate performance at which payments begin to be earned and maximum payout levels beyond which no further payment is earned. The payout for our executive officers at the maximum payout level is 200% of the targeted award. The Committee believes that the opportunity to receive a payout above target should be based solely on achieving corporate financial goals. Therefore, to achieve the maximum payout of 200% of the targeted award, executive officers must achieve 90% payouts for each of the revenue and ROIC components of the VICP, with the individual objectives component comprising the balance at a maximum of 20%. Payments to participants are not permitted under the VICP unless the Company achieves positive net income for the plan year.
The VICP provides that extraordinary items or charges should be excluded from fiscal year results. In addition, the Committee has the authority to exclude non-recurring charges, when determining the achievement of the corporate financial goals.
2025 Plan Design – Company Financial Goals
Our financial and compensation models align with our business strategy. The specific corporate financial goals for fiscal 2025, each of which stood independently of the other with regard to award opportunities, were revenue and ROIC. The goals were chosen because they aligned performance-based compensation to the key financial metrics that the Company used internally to measure its ongoing performance and that it used in its financial plans. The fiscal 2025 targets for these goals were set as part of our annual financial planning process and continue to align with our enduring financial goals. For each of the corporate financial goals, we also established specific “threshold” and “maximum” payout levels of achievement as part of that process.
For the purposes of the VICP, ROIC is defined as tax-effected annualized operating income divided by the average invested capital over a five quarter period including the fiscal year and the prior fiscal year fourth quarter. Invested capital is defined as equity plus debt and operating lease liabilities, less cash and cash equivalents. Revenue is defined as the fiscal 2025 net recognized sales of the Company for financial statement purposes. The Committee has discretion to adjust ROIC to account for the effects of extraordinary items. No award is payable to any participant under the VICP unless we have positive net income for the fiscal year. In the event of results that are below the revenue and the ROIC threshold levels, the VICP may pay out only in respect to the portion based on individual objectives.

When determining ROIC for VICP awards, extraordinary items or charges, and non-recurring charges, are disregarded, except as otherwise determined by the Committee in its discretion. In fiscal 2025, non-recurring charges of $4.683 million were excluded from the ROIC calculation for VICP awards.
For fiscal 2025, in accordance with Plexus’ strategic plan and the Committee’s philosophy of aligning compensation with the Company’s enduring goals, the Committee established the performance goals described below:

	THRESHOLD	TARGET	MAXIMUM PAYOUT
Revenue	Equal to prior year revenue	Midpoint between threshold and maximum payout	Equal to 12% revenue growth
ROIC	Equal to Plexus’ WACC	Midpoint between threshold and maximum payout	Equal to 15% ROIC

The Committee believes that setting the maximum payout levels for revenue and ROIC consistent with our enduring financial goals fully aligns employees with financial results that maximize value to our shareholders, without encouraging excessive risk-taking. Threshold levels for both metrics were set at the minimum levels of performance at which Plexus believes it begins generating value for our shareholders. Target levels for revenue and ROIC, which were set between the threshold and maximum payout levels, were intended to be challenging, but achievable, based on industry conditions and Plexus’ financial plan. Awards for performance between the threshold and target level, and between the target and maximum levels, are calculated by straight-line interpolation.
The following table sets forth the fiscal 2025 financial targets and potential VICP payout amounts (as a percent of targeted VICP cash incentive) for the named executive officers, at the threshold, target and maximum payout performance levels:

	THRESHOLD		TARGET		MAXIMUM PAYOUT
Component	Goal	Payout	Goal	Payout	Goal	Payout
Revenue (in millions)	$3,961	0%	$4,198	40%	$4,436	90%
ROIC	8.90%	0%	11.95%	40%	15.00%	90%
Individual Objectives		up to 20%		up to 20%		up to 20%
Total Potential Incentive = Revenue + ROIC + Individual Objectives		up to 20%		up to 100%		up to 200%

In fiscal 2025, revenue was $4,033 million and ROIC was 14.6%. Therefore, the Company’s performance was between the threshold and target for revenue and between target and maximum for ROIC.
2025 Plan Design – Individual Objectives
The Committee determines and approves the individual objectives established for the CEO and the other executive officers. For fiscal 2025, common individual objectives were shared by all executive officers, including Mr. Kelsey and the other named executive officers. Attainment of the individual objectives represents 20% of the potential targeted VICP award; however, no such award may be earned based on individual objectives unless the Company achieves positive net income for the plan year. The Committee’s assessment of individual objectives is based on their likely impact on the achievement of the Company’s annual financial plan and other longer-term strategic priorities, their effect on shareholder value and their alignment with one another.
The fiscal 2025 shared individual objectives for our named executive officers that the Committee set at the beginning of the year concentrated on (a) sustaining robust free cash flow and driving operational efficiencies; (b) continued pursuit of the Company’s “zero defects” cultural journey, focused on quality improvement initiatives and goals; (c) enterprise projects supporting innovation and automation; and (d) sustainability initiatives relating to environmental impact, pay equity and supply chain responsibility.
Mr. Kelsey provided the Committee with an assessment of the executive team’s performance on each shared individual objective and the Committee determined the ultimate award percentage level for each objective. Actual achievement of individual objectives for fiscal 2025 was based upon the Committee’s determination of the degree to which the objectives were completed by the executive team. As a result, all named executive officers were awarded a 84.3-93.4% payout of the VICP objectives portion of the VICP, or a 16.9-18.7% payout versus the target of 20% for individual objectives.
2025 Annual Incentive Compensation (At Risk) – Actual Payout
The following table sets forth the fiscal 2025 VICP total payout as a percentage of each named executive officer’s target award, capturing the fiscal 2025 results for the Company’s revenue and ROIC goals combined with the individual objectives payout.

	ACTUAL PAYOUT
Component	Results	Payout
Revenue (in millions)	$4,033	12.1%
ROIC	14.6%	83.6%
Individual Objectives	84.3-93.4%	16.9-18.7%
Total Payout as a Percent of Target		112.6-114.4%

LONG-TERM INCENTIVES
Plan Structure
Total compensation, consistent with practices in our industry, places a particular emphasis on equity-based compensation for executive officers. The shareholder-approved Incentive Plan allows, and its predecessor allowed, for various award types, including options, SARs, restricted stock awards (including RSUs), performance stock awards (including PSUs), other stock awards and cash incentive awards. Equity-based awards are intended to provide incentives to enhance corporate performance as well as to further align the interests of our executive officers with those of our shareholders. The reported values of the long-term incentive opportunities under equity plans can vary significantly from year to year as a percentage of total direct compensation because they are determined by valuing the equity-based awards on the same basis that we use for financial statement purposes; that value depends significantly on our stock price and its volatility at the time of the awards.
For fiscal 2025 grants, the Committee’s annual equity grant allocation formula for named executive officers consisted of 50% PSUs and 50% RSUs. The Committee revised the equity allocation formula for fiscal 2026 equity awards to executive officers to 60% PSUs and 40% RSUs. Plexus’ 2026 allocation formula will be 40% PSUs vesting based on average economic return, 20% PSUs vesting based on relative total shareholder return, and 40% RSUs. The allocation formula is intended to further strengthen the alignment of shareholder and executive interests, motivate executive talent, and retain our executives for long-term success. The Committee believes that this equity grant allocation formula promotes a strong pay-for-performance link and further enhances the alignment of the interests of our executives with those of our shareholders. The equity grant allocation formula also is intended to promote share ownership (along with our equity ownership guidelines) and motivate our executives to succeed in the long-term. The Committee intends to continue to emphasize the use of performance-based awards for executive officers in future years.

The Committee’s long-term incentive strategy allows for use of a portfolio approach when granting awards. Each element of the portfolio for fiscal 2025 was intended to address a different aspect of long-term incentive compensation, as set forth below:
•
PSUs provide an additional incentive for executive officers to create shareholder value. PSUs have a three year performance period and earned shares vest following the conclusion of the performance period. PSUs are earned based on economic return and relative TSR, with 50% of the granted value in PSUs attributable to each performance measure.

•
Economic return is used as a performance measure for the PSUs because it is a key focus of the Company’s financial model and is correlated with shareholder value creation. Economic return is calculated based on a three-year annual average and for each individual fiscal year, the economic return performance measure will be a minimum of 0% and a maximum of 5%.

•
Relative TSR is used as a performance measure to further align the PSUs with the Company’s performance compared to a relevant group of companies. For the fiscal 2025 awards, the Committee selected the companies comprising the S&P 400 Index. The Committee believes the use of relative TSR provides an incentive to outperform through economic cycles, that are beyond the control of the Company and its executives. The performance period commences on the date of grant and concludes on the third anniversary of the date of grant.

•
RSUs provide an interest in the value of the Company’s shares, because, even though they vest over time, they provide recipients with a certain equity interest, assuming continued employment. In addition to promoting retention, RSUs align the interests of executives and other employees who receive RSU grants with the interests of shareholders by building a long-term ownership mentality and providing motivation to add value for the company in the long term.

Annual Award Determination and Allocation Process
Each year the Committee reviews market data, individual performance and the estimated value of the entire pool of equity awards prior to making grants to executive officers, including when making grants in connection with promotions or other increases in responsibilities. Pursuant to its portfolio approach, in fiscal 2025, the Committee distributed awards in the form of PSUs and RSUs to eligible participants, as discussed above. When making these determinations, PSUs that vest based on the relative TSR of Plexus common stock are valued using a Monte Carlo simulation model, while the values of PSUs that vest based on economic return performance and RSUs are determined based on the fair market value of Plexus common stock.
The Committee determines the grant for the CEO and approves grants for all other executive officers. The CEO provides the Committee with initial grant recommendations for each executive officer other than himself by balancing the need to provide competitive compensation with the desire to keep related compensation value and expense relatively stable from period to period. The Committee considers each executive officer’s duties, responsibilities and performance, as well as internal and external comparisons (for example, peer group comparisons and other third-party market surveys, as described above), when approving the grant value for each executive officer. Those in positions with more responsibility tend to receive larger grants to reflect their role in the Company and the market comparisons for their compensation. Also, as discussed above, for the CEO, the Committee uses the vested and unvested equity information, as well as the accumulated value analysis, to balance the level of existing awards with the desire to reward performance and to provide retention incentives.
The Committee continues its focus on increasing incentive award opportunities for our executive officers as a portion of total potential compensation in order to more strongly link executive compensation with Company performance and shareholder returns.

Timing of Grants
Grants of PSUs are made in the fiscal second quarter; however, the performance goals for the PSUs are set in the fiscal first quarter. Grants of RSUs are generally made once a year during the fiscal second quarter, but may also be made in connection with new hires, promotions other increases in responsibilities or in special situations. The Committee anticipates continuing to follow this grant schedule and practice for future grants. The Committee does not take material nonpublic information into account when determining the timing and terms of equity awards, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Fiscal 2025 Awards
Based on the Committee’s long-term incentive strategy, as well as individual responsibility and performance considerations, and reflecting all of the grants discussed above, the Committee granted the following equity awards to Mr. Kelsey and the other named executive officers in fiscal 2025.

AWARDS GRANTED
Executive Officer	PSUs (#)	RSUs (#)
Mr. Kelsey	28,030	27,990
Mr. Jermain	7,210	7,210
Mr. Mihm	6,670	6,670
Mr. Ninivaggi	4,060	4,060
Mr. Tan	3,070	3,060

Vesting of 50% of the PSUs granted in fiscal 2025 is based on a three-point annual average of the Company’s absolute economic return performance during the performance period; vesting of the other 50% is based on the relative TSR of Plexus stock as compared to the companies in the S&P 400 Index. Performance on these metrics will be determined following the conclusion of the relevant three year performance period.

In order to further align the Company’s financial model and business strategy to the payout of long-term incentives, the maximum payout on 50% of the PSUs is achieved when the three-point annual average economic return is at or above 5.0% over the three year performance period. If the maximum payout level is achieved, 200% of this portion of the PSUs will be earned. A target payout on this portion of the award will be achieved if the three-point annual average economic return is 2.5%; the Committee believes that this target is meaningfully difficult, but is achievable and appropriate for our industry. The Committee believes it is appropriate for a portion of these awards to vest when the three-point annual average economic return exceeds 0.0% because any positive level of economic return generates shareholder value. If the Company does not achieve a positive three-point annual average economic return, this portion of the PSUs will not pay out. Below is the payout matrix for the portion of the PSUs that may be earned based on economic return performance (if performance is between the specified levels, the payout will be interpolated):

AVERAGE ECONOMIC RETURN	PAYOUT PERFORMANCE FACTOR
0% (Threshold)	0%
2.5% (Target)	100%
5.0% (Maximum)	200%

The TSR calculations will be based on the percentage change from the initial price to the final price during the performance period, which is three years from the date of grant, and will reflect the reinvestment of dividends, if any. The initial price is calculated using the average closing price of common stock over the 30 calendar day period ending on the trading day immediately preceding the first day of the three year performance period. The final price is the average closing price of common stock over the 30 calendar day period ending on the last day of the three year performance period. The TSR calculations will be adjusted to reflect stock splits, recapitalizations and other similar events.
The portion of the PSUs that may be earned based on relative TSR performance will vest at target if the TSR of Plexus stock is at the 50th percentile of companies in the S&P 400 Index. A payout at maximum, which is 150% of the target award for this portion, may be achieved if the relative TSR of Plexus stock is at or above the 75th percentile of companies in the S&P 400 Index. The Committee believes that a relative TSR at or above this level would be reflective of significant achievement during the performance period. In order to receive a payout at threshold, which is 50% of the target award for this portion, the relative TSR of Plexus stock must be at or above the 25th percentile of companies in the S&P 400 Index. If the relative TSR of Plexus stock is below the 25th percentile, none of the PSUs will be earned and the awards will be forfeited. The payout matrix for the portion of the PSUs granted in fiscal 2025 that may be earned based on relative TSR performance is presented in the table below (if performance is between the specified levels, the payout will be interpolated):

RELATIVE TSR PERCENTILE RANK	PAYOUT PERFORMANCE FACTOR
Below 25th	0%
25th (Threshold)	50%
50th (Target)	100%
75th and above (Maximum)	150%

For information regarding the performance of PSUs granted in fiscal 2025 and prior fiscal years as of September 27, 2025, see the “Outstanding Equity Awards at Fiscal Year-End” table below.
Annual awards of RSUs generally vest on the third anniversary of the grant, subject to early vesting on a change in control.
Fiscal 2022 PSUs
The TSR of Plexus stock during the three year performance period for the fiscal 2022 PSUs that ended in fiscal 2025 was at the 84.9 percentile of companies in the S&P 400 Index. As a result, and according to the payout matrix applicable to this grant, this portion of the PSUs vested and paid out at 150.0% of target after certification by the Committee.
Fiscal 2023 PSUs
The performance period with respect to the portion of the fiscal 2023 PSUs that vested based on a three-point annual average of the Company’s absolute economic return concluded at the end of fiscal 2025. Average economic return for the three year performance period was 3.4%. The average economic return results exclude the impact of accelerated stock-based compensation expense for executive retirements of $5.1 million in fiscal 2024. As a result, and according to the matrix established for the fiscal 2023 PSUs, this portion of the PSUs vested and paid out at 138.0% of target after certification by the Committee. The Committee plans to evaluate the performance of the portion of the fiscal 2023 PSUs that vests based on relative TSR at its February 2026 meeting.
EQUITY OWNERSHIP GUIDELINES
The Company’s executive stock ownership guidelines are intended to increase the alignment between the interests of management and our shareholders. To accomplish these objectives, we require our CEO to own Plexus stock with a minimum market value equal to five times their annual base salary, our COO and CFO to own three times their annual base salary and other executive officers, including those named in the “Summary Compensation Table,” to own Plexus stock with a minimum market value equal to two times their annual base salary. Other Plexus leadership team members are required to own a value of Plexus common stock as determined by the CEO. Stock options and unvested PSUs do not count toward the satisfaction of the guidelines. Unvested RSUs will count toward the satisfaction of these guidelines.
There is no specific time requirement to meet these guidelines. However, an executive officer is generally not permitted to sell Plexus shares that were acquired or awarded while an executive officer unless the applicable ownership requirement has been met; there are exceptions, including financing the exercise of stock options and any applicable taxes when the shares will be held, in connection with any applicable tax consequence related to the vesting of an equity award or with prior approval under special circumstances. All of our named executive officers, including Mr. Kelsey, have met the ownership amounts required by the guidelines and are in compliance with the procedural requirements of the guidelines.
CLAWBACK POLICY
In early fiscal year 2024, we adopted a new clawback policy, called the Plexus Corp. Compensation Recovery Policy, to comply with new SEC regulations and Nasdaq listing standards. This clawback policy serves to discourage executives from engaging in behavior that could potentially harm the Company or its shareholders. Prior to our adoption of this policy, we maintained a clawback policy that only applied to VICP compensation.
Under the clawback policy, in the event of a qualifying accounting restatement, we are required to recover reasonably promptly from the covered officers, including our NEOs, any erroneously awarded compensation, defined generally as the excess of the amount of incentive-based compensation received by the covered officer during the applicable recovery period over the amount of incentive-based compensation that would have been received had it been determined based on the restated amounts in the accounting restatement.
The preceding description of our clawback policy is qualified by the terms of the policy itself, which was filed as Exhibit 97 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023.
INSIDER TRADING POLICY
We maintain an insider trading policy (our “Insider Trading Policy”) that governs the purchase, sale and other disposition of our securities by our directors, officers, employees and related persons. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations as well as the exchange listing standards applicable to us. The foregoing summary of our Insider Trading Policy does not purport to be complete and is qualified by reference to our Insider Trading Policy, a copy of which was filed as Exhibit 19 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024.
ANTI-HEDGING AND ANTI-PLEDGING POLICY
The Company’s Insider Trading Policy explicitly prohibits directors, officers and employees from engaging in transactions designed to hedge or offset a decrease in the price of the Company’s common stock, including, but not limited to, prepaid variable forward contracts, equity swaps, collars and exchange funds. Pledges and short sales of the Company’s securities are also prohibited under the Insider Trading Policy.

Elements & Analysis of Other Compensation
In addition to direct compensation, Plexus uses several other types of compensation, some of which are not subject to annual Committee action. These include benefits, retirement plans and employment or change in control agreements. These are intended to supplement the previously described compensation methodologies by focusing on long-term employee security and retention. Certain of these plans allow employees to acquire Plexus stock.
BENEFITS
We generally provide health and welfare benefits to our executive officers on the same basis as other salaried employees in the United States, although some benefit programs, as discussed elsewhere, are specifically targeted to our executive officers’ specific circumstances. The Committee approved additional perquisites and other benefits for our CEO and the other executive officers in addition to those received by all U.S. salaried employees. The additional perquisites and other benefits for certain of our executive officers are: a company car, additional life and disability insurance due to the dollar limits of the Company’s disability insurance policies and limited personal use of private flight hours. The Company leases flight hours on a jet to support business travel during the fiscal year and the Plexus Corp. Jet Policy allows our executives the ability to use flight hours, if available, on the jet for certain “personal non-entertainment” flights. We do not reimburse for taxes related to any imputed income related to personal travel. As a result of local law and custom, different but comparable insurance programs and other benefits may apply to personnel who are located in countries outside of the United States, as well as to executive officers who may be temporarily assigned outside of the United States, if any.
RETIREMENT PLANNING – 401(K) PLAN
The 401(k) Plan, which is available to substantially all U.S. employees, allows employees to defer a portion of their annual salaries into their personal accounts maintained under the 401(k) Plan. In addition, Plexus matches a portion of each employee’s contributions, up to the maximum allowed per calendar year pursuant to the terms of the plan. For the 2025 calendar year, the maximum allowed is $14,000. Employees have a choice of investment alternatives, including a Plexus stock fund.
RETIREMENT PLANNING – SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
In response to Internal Revenue Code (the “Code”) limitations on compensation that may be attributed to tax qualified retirement plans (such as the 401(k) Plan), we have also developed a supplemental executive retirement plan. Plexus’ supplemental executive retirement plan (the “SERP”) is a deferred compensation plan that allows participants to defer taxes on current income. The SERP covers our executive officers and certain other executives, and provides a retirement savings alternative to address their particular circumstances and promote a long-term commitment to Plexus until retirement. All U.S.-based executive officers participate in the SERP. Under the SERP, those executive officers may elect to defer compensation and Plexus may also make discretionary contributions. The SERP allows the investment of deferred compensation amounts on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or other investments. These investment choices do not include Plexus stock. Deferred amounts and any earnings that may be credited become payable upon termination, retirement from Plexus or in accordance with the executive’s individual deferral election.
Additionally, the Company may credit a participant’s account with a discretionary employer contribution. Any employer contributions to the SERP require approval of the Committee. The SERP provides a vehicle for the Company to restore the lost deferral and matching opportunity caused by tax regulation limitations on such deferrals and matched contributions for highly compensated individuals; the Committee believes these limitations make supplemental retirement plans common practice in general industry. The Committee also believes that further retirement compensation through the SERP is appropriate based on the market for executive compensation and its desire to provide an incentive for executives to remain with Plexus through retirement.
FISCAL 2025 PLAN ACTIVITY
•
Contribution Formula. The SERP provides for an annual discretionary contribution of 9% of the executive’s total targeted cash compensation, and we made such a contribution in fiscal 2025. Total targeted cash compensation is defined as base salary plus the targeted annual incentive plan cash incentive at the time of the Company’s contribution.

•
Employer Contributions. For fiscal 2025, the total employer contributions to the SERP accounts was $656,742 for all named executive officer participants as a group, including $232,650 for Mr. Kelsey. See footnote 6 to the “Summary Compensation Table.”

EMPLOYMENT, RETIREMENT, AND CHANGE IN CONTROL AGREEMENTS
We do not generally have employment agreements with our executive officers other than our CEO. All executive officers, including Mr. Kelsey, have change in control agreements to help assure that these individuals will not be distracted by personal interests and will maintain their focus on shareholders in the case of a potential acquisition of Plexus, as well as to maintain their continuing loyalty.
Mr. Kelsey’s employment agreement and the change in control agreements for Mr. Kelsey and our other executive officers are described below in “Executive Compensation–Employment Agreements and Potential Payments Upon Termination or Change in Control.” Please refer to the discussions therein for a further explanation of those agreements.
TAX ASPECTS OF EXECUTIVE COMPENSATION
The Committee considers the potential tax deductibility under the Code for executive compensation. However, at times and under certain circumstances, it believes that it is more important to provide appropriate incentives irrespective of tax consequences.
Section 280G of the Code imposes a 20% excise tax upon executive officers who receive “excess parachute payments” upon a change in control to the extent the payments received by them meet or exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times average annual compensation. Plexus would also lose its tax deduction for the “excess” payments. Excise tax gross-up provisions have been eliminated from all change in control agreements, and our agreements use a “best net” approach to minimize the possibility that an excise tax might be due or that a loss of the tax deduction might occur.
The Code also provides a surtax under Section 409A relating to various features of deferred compensation arrangements that do not comply with the requirements of Section 409A. We generally seek to structure our compensation arrangements either to comply with Section 409A or qualify for an exemption from Section 409A.

COMPENSATION COMMITTEE REPORT
The duties and responsibilities of the Compensation Committee of the board of directors are described above under “Corporate Governance—Board Committees—Compensation and Leadership Development Committee” and are set forth in a written charter adopted by the board, which is available on the Company’s website. The Committee reviews and reassesses this charter annually and recommends any changes to the board for approval.
As part of the exercise of its duties, the Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis” contained in this proxy statement. Based upon that review and those discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in Plexus’ annual report to shareholders on Form 10-K and included in this proxy statement.

MEMBERS OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE:
Joann M. Eisenhart, Chair
Joel Quadracci
Karen M. Rapp
Michael V. Schrock
Jennifer B. Wuamett

EXECUTIVE COMPENSATION
This section provides further information about the compensation paid to, and other compensatory arrangements with, our named executive officers.
Summary Compensation Table for Fiscal 2025
The following table sets forth a summary of the compensation of our named executive officers. More detailed information is presented in the other tables and explanations that follow.

Name	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	All Other Compensation ($)[5]	Total ($)
Todd P. Kelsey President & CEO	2025	$1,100,000	—	$7,766,185	$1,671,694	$301,379	$10,839,258
	2024	$1,049,231	—	$6,127,875	$920,997	$288,285	$8,386,388
	2023	$1,083,846	—	$5,562,053	$2,199,544	$280,903	$9,126,346
Patrick J. Jermain Executive VP & CFO	2025	$640,000	—	$1,999,079	$612,392	$136,856	$3,388,327
	2024	$620,615	—	$1,740,173	$334,971	$134,368	$2,830,127
	2023	$610,769	—	$1,664,552	$756,168	$130,332	$3,161,821
Oliver K. Mihm Executive VP & COO	2025	$606,154	—	$1,849,356	$599,760	$141,253	$3,196,523
	2024	$540,154	—	$1,410,400	$274,437	$126,010	$2,351,001
	2023	$518,462	—	$1,294,233	$595,660	$117,884	$2,526,239
Angelo M. Ninivaggi Executive VP, CAO & Secretary	2025	$556,538	—	$1,125,696	$508,242	$128,323	$2,318,799
	2024	$528,962	—	$1,034,980	$268,701	$122,955	$1,955,598
	2023	$524,231	—	$971,146	$624,464	$120,790	$2,240,631
Victor (Pang Hau) Tan Regional President - APAC	2025	$512,186	—	$849,815	$409,948	$139,095	$1,911,044
	2024	—	—	—	—	—	—
	2023	—	—	—	—	—	—

[1]
Includes amounts voluntarily deferred by the named persons under the Company’s retirement plans. The amounts deferred under the SERP are also included in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation” table below.

[2]
The “Bonus” column, in accordance with SEC regulations, would include only discretionary bonus payments apart from VICP. Payments under the VICP, including payments for achieving individual objectives, are set forth in the “Non-Equity Incentive Plan Compensation” column. Since our named executive officers’ individual objectives are specific and performance against them is measured, we believe that payments under the VICP that relate to the achievement of individual objectives are properly reflected in the “Non-Equity Incentive Plan Compensation” column.

[3]
This column represents the grant date fair value computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) of RSUs and PSUs granted under the Incentive Plan and its predecessor, which are explained further below under “Grants of Plan-Based Awards.” GAAP requires us to determine compensation expense for stock-related awards granted to our employees based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. The assumptions that we used to determine the valuation of the awards are discussed in footnote 9 to our consolidated financial statements.

Vesting of 50% of the PSUs reported in each fiscal year above is based on a three-point annual average of the Company’s absolute economic return performance and vesting of the other 50% depends on the relative TSR of Plexus stock as compared to companies in the S&P 400 Index, each over a three year performance period. The 2025 PSUs are reported in the “Stock Awards” column at “target” performance; participants can earn twice the number of PSUs granted for performance at “maximum” for the economic return portion and one and a half times the number of PSUs granted for performance at “maximum” for the TSR portion. The value of the fiscal 2025 PSUs at the maximum performance level would be as follows for each named executive officer: Mr. Kelsey—$6,796,508; Mr. Jermain—$1,748,148; Mr. Mihm—$1,617,193; Mr. Ninivaggi—$984,591; and Mr. Tan—$744,157.
Please also see the “Grants of Plan-Based Awards” table below for further information about equity awards granted in fiscal 2025, and the “Outstanding Equity Awards at Fiscal Year End” table below for information regarding all outstanding equity awards at the end of fiscal 2025.
[4]
The “Non-Equity Incentive Plan Compensation” column represents amounts that were earned during each fiscal year under the VICP. Under the VICP, annual cash incentives for executive officers are determined by a combination of the degree to which Plexus achieves specific pre-set corporate financial goals during the fiscal year and the executive officer’s performance on individual objectives. We include more information about the VICP under “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Annual Incentive” above, as well as under “Grants of Plan-Based Awards” below.

The amounts shown in the “2025” row were earned in fiscal 2025 and will be paid in fiscal 2026, the amounts shown in the “2024” row were earned in fiscal 2024 and were paid in fiscal 2025, and the amounts shown in the “2023” row were earned in fiscal 2023 and were paid in fiscal 2024.
There were no deferrals of the amounts payable in fiscal 2026 related to the VICP award earned based on fiscal 2025 performance. There were no deferrals of the amounts payable in fiscal 2025 related to the VICP award earned based on fiscal 2024 performance.

[5]
The amounts listed under the column entitled “All Other Compensation” in the table include Company contributions to the 401(k) Plan and the SERP (for Mr. Tan, this represents the Company’s contribution to the Malaysian Employees Provident Fund), the value of the company car benefit provided to the executive, additional life and disability insurance coverage and relocation. Per person detail is listed in the table below:

Name	Year	Company Matching Contribution to 401(k) Plan ($)	Company Contribution to SERP ($)	Company Car Benefit ($)	Additional Life and Disability Insurance ($)	Other ($)	Total ($)
Todd P. Kelsey	2025	$14,000	$232,650	$21,907	$873	$31,949	$301,379
	2024	$13,800	$221,912	$22,750	$815	$29,008	$288,285
	2023	$13,200	$228,164	$22,793	$657	$16,089	$280,903
Patrick J. Jermain	2025	$14,000	$106,560	$15,423	$873	—	$136,856
	2024	$13,800	$103,332	$16,421	$815	—	$134,368
	2023	$13,200	$101,091	$15,384	$657	—	$130,332
Oliver K. Mihm	2025	$14,000	$102,489	$23,891	$873	—	$141,253
	2024	$13,800	$87,505	$23,890	$815	—	$126,010
	2023	$13,200	$83,492	$20,541	$651	—	$117,884
Angelo M. Ninivaggi	2025	$14,000	$90,159	$23,291	$873	—	$128,323
	2024	$13,800	$85,692	$22,648	$815	—	$122,955
	2023	$13,200	$83,877	$23,056	$657	—	$120,790
Victor (Pang Hau) Tan	2025	—	$124,884	$14,211	—	—	$139,095
	2024	—	—	—	—	—	—
	2023	—	—	—	—	—	—

For Mr. Kelsey, the amounts reported in “Other” reflect the aggregate incremental costs associated with Mr. Kelsey’s personal usage of Company aircraft for a non-Plexus board meeting. The aggregate incremental cost of the personal use reflects the incremental charter costs to Plexus and excludes certain fixed contract costs. The Company did not provide a gross up for taxes on these amounts for Mr. Kelsey.

Grants of Plan-Based Awards for Fiscal 2025
The table below sets forth information about equity awards that were granted to the named executive officers in fiscal 2025 under the Incentive Plan, as well as information about potential cash incentive awards dependent on quantifiable corporate performance and individual goals that those executive officers could have earned for fiscal 2025 performance under the VICP. As a result of corporate performance, cash incentive awards based on these criteria were earned under the VICP for fiscal 2025, as set forth under the “Non-Equity Incentive Compensation” column in the “Summary Compensation Table” above. We provide further information about potential compensation under the VICP and awards under the Incentive Plan in fiscal 2025, as well as additional information about those plans, following the table.

	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Thre- shold ($)[1]	Target ($)[1]	Maximum ($)[1]	Thre- shold (#)[1]	Target (#)[1]	Maximum (#)[1]
Todd P. Kelsey	VICP	12/15/2024	—	$1,485,000	$2,970,000	—	—	—	—	—
	PSUs[2]	2/3/2025	—	—	—	7,015	28,030	49,045	—	$3,883,692
	RSUs[3]	2/3/2025	—	—	—	—	—	—	27,990	$3,882,493
Patrick J. Jermain	VICP	12/15/2024	—	$544,000	$1,088,000	—	—	—	—	—
	PSUs[2]	2/3/2025	—	—	—	1,805	7,210	12,615	—	$998,980
	RSUs[3]	2/3/2025	—	—	—	—	—	—	7,210	$1,000,099
Oliver K. Mihm	VICP	12/15/2024	—	$532,779	$1,065,558	—	—	—	—	—
	PSUs[2]	2/3/2025	—	—	—	1,670	6,670	11,670	—	$924,160
	RSUs[3]	2/3/2025	—	—	—	—	—	—	6,670	$925,196
Angelo M. Ninivaggi	VICP	12/15/2024	—	$445,249	$890,497	—	—	—	—	—
	PSUs[2]	2/3/2025	—	—	—	1,015	4,060	7,105	—	$562,533
	RSUs[3]	2/3/2025	—	—	—	—	—	—	4,060	$563,163
Victor (Pang Hau) Tan	VICP	12/15/2024	—	$358,358	$716,717	—	—	—	—	—
	PSUs[2]	2/3/2025	—	—	—	770	3,070	5,370	—	$425,362
	RSUs[3]	2/3/2025	—	—	—	—	—	—	3,060	$424,453

[1]	Amounts in the rows labeled “VICP” reflect potential cash incentive payments for fiscal 2025.
As a result of Plexus’ actual performance in fiscal 2025, overall cash incentive awards were earned based on corporate financial performance between the target and maximum payout levels, as reflected in the “Summary Compensation Table” and discussed under the caption “Compensation Discussion and Analysis-Annual Incentive Compensation (At Risk).”
[2]	For more information regarding these awards, see the discussion under the caption “Compensation Discussion and Analysis—Long-Term Incentives.”
[3]	The RSUs vest on February 03, 2028, assuming continued employment. See the discussion below under the caption “Compensation Discussion and Analysis—Long-Term Incentives.”

Outstanding Equity Awards at Fiscal 2025 Year-End
The following table sets forth information about Plexus stock awards held by the named executive officers that were outstanding as of September 27, 2025. No named executive officers held stock options at the end of fiscal 2025.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[1]
Mr. Kelsey	31,290[2]	$4,482,918	—	—
	33,920[3]	$4,859,718	—	—
	27,990[4]	$4,010,127	—	—
	—	—	19,725[5]	$2,826,001
	—	—	56,270[6]	$8,061,803
	—	—	49,045[7]	$7,026,677
Mr. Jermain	9,360[2]	$1,341,007	—	—
	9,630[3]	$1,379,690	—	—
	7,210[4]	$1,032,977	—	—
	—	—	5,910[5]	$846,726
	—	—	15,985[6]	$2,290,171
	—	—	12,615[7]	$1,807,351
Mr. Mihm	7,280[2]	$1,043,006	—	—
	7,810[3]	$1,118,939	—	—
	6,670[4]	$955,611	—	—
	—	—	4,590[5]	$657,609
	—	—	12,945[6]	$1,854,630
	—	—	11,670[7]	$1,671,961
Mr. Ninivaggi	5,460[2]	$782,254	—	—
	5,730[3]	$820,937	—	—
	4,060[4]	$581,676	—	—
	—	—	3,450[5]	$494,282
	—	—	9,500[6]	$1,361,065
	—	—	7,105[7]	$1,017,933
Mr. Tan	3,380[2]	$484,253	—	—
	3,770[3]	$540,128	—	—
	3,060[4]	$438,406	—	—
	—	—	2,130[5]	$305,165
	—	—	6,270[6]	$898,303
	—	—	5,370[7]	$769,360

[1]	Based on the $143.27 per share closing price of our common stock on September 26, 2025, the last trading day of fiscal 2025.
[2]	Consists of RSUs awarded in fiscal 2023 under the Incentive Plan. The RSUs vest on January 30, 2026, based on continued service through that date.

[3]	Consists of RSUs awarded in fiscal 2024 under the Incentive Plan. The RSUs vest on January 29, 2027, based on continued service through that date.
[4]	Consists of RSUs awarded in fiscal 2025 under the Incentive Plan. The RSUs vest on February 03, 2028, based on continued service through that date.
[5]
Consists of PSUs awarded in fiscal 2023 under the Incentive Plan. Vesting of the PSUs depends on the relative TSR of our common stock as compared to the S&P 400 Index over a three year performance period that concludes on January 30, 2026. As of the end of fiscal 2025, the Company’s relative TSR of our common stock was between the target and maximum levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2023 PSUs at the maximum achievement level.

[6]
Consists of PSUs awarded in fiscal 2024 under the Incentive Plan. Vesting of 50% of the PSUs is based on a three-point annual average of the Company’s absolute economic return performance during the three year performance period, and vesting of the other 50% of the PSUs depends on the relative TSR of our common stock as compared to the S&P 400 Index over a three year performance period that concludes on January 29, 2027. As of the end of fiscal 2025, the Company’s economic return performance was between the target and maximum levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2024 PSUs at the maximum achievement level. The relative TSR of our common stock was between the target and maximum levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2024 PSUs at the maximum achievement level.

[7]
Consists of PSUs awarded in fiscal 2025 under the Incentive Plan. Vesting of 50% of the PSUs is based on a three-point annual average of the Company’s absolute economic return performance during the three year performance period, and vesting of the other 50% of the PSUs depends on the relative TSR of our common stock as compared to the S&P 400 Index over a three year performance period that concludes on February 03, 2028. As of the end of fiscal 2025, the Company’s economic return performance was between the target and maximum levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2025 PSUs at the maximum achievement level. The relative TSR of our common stock was between the target and maximum levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2025 PSUs at the maximum achievement level.

See “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Long-Term Incentives” for additional information regarding awards.

Option Exercises & Stock Vested in Fiscal 2025
The following table sets forth information about the Plexus PSUs and RSUs that vested for named executive officers in fiscal 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Mr. Kelsey	59,740	$8,675,360
Mr. Jermain	21,532	$3,040,175
Mr. Mihm	14,678	$2,131,558
Mr. Ninivaggi	11,507	$1,671,071
Mr. Tan	6,118	$888,435

[1]	Based on the closing share price of the Company’s common stock on the vesting dates for PSUs and RSUs.
Nonqualified Deferred Compensation in Fiscal 2025
Plexus does not maintain any defined benefit pension plans. Plexus’ only retirement savings plans are defined contribution plans—the 401(k) Plan for all qualifying U.S. employees, the SERP for executive officers (and certain other executives) and certain foreign plans. Since these are defined contribution plans, Plexus’ obligations are fixed at the time contributions are made, rather than Plexus being liable for future potential shortfalls in plan assets to cover the fixed benefits that are promised in defined benefit plans.
The 401(k) Plan is open to all U.S. Plexus employees meeting specified service and related requirements. Under the plan, employees may voluntarily contribute up to 75% of their annual compensation, up to a maximum Code mandated limit of $23,500 ($31,000 if age 50 or older) in calendar year 2025; Plexus will match 100% of the first 4.0% of salary which an employee defers, up to $14,000 in calendar year 2025. There are several investment options available to participants under the 401(k) Plan, including a Plexus stock fund.
Plexus maintains the SERP as an additional deferred compensation mechanism for its executives. Under the SERP, an executive may elect to defer compensation through the plan, and Plexus may credit the participant’s account with a discretionary employer contribution. Participants are entitled to the payment of deferred amounts and any earnings which may be credited thereon upon termination or retirement from Plexus, subject to the participants’ deferral elections and Section 409A of the Code. The SERP allows the investment of deferred compensation held on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or investments, which are intended to mirror the options available under the 401(k) Plan; however, the investment choices in the SERP do not include Plexus stock.
The SERP also allows for discretionary Plexus contributions. As discussed in “Compensation Discussion and Analysis—Elements and Analysis of Other Compensation—Retirement Planning—Supplemental Executive Retirement Plan,” the Committee determined the current Company contribution to the SERP after reviewing a competitive analysis prepared by Willis Towers Watson. As a result, the discretionary contribution is 9% of the executive’s total targeted cash compensation. The Committee may also choose to make additional or special contributions from time to time; no such contributions were made in fiscal 2025 to the named executive officers.

The following table includes information regarding contributions under the SERP. Since the 401(k) Plan is a tax-qualified plan generally available to all qualified U.S. employees, contributions on behalf of the executive officers and earnings in that plan are not included in this table; however, Company contributions under both the SERP and the 401(k) plan are among the items included in the “All Other Compensation” column in the “Summary Compensation Table” above.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)[1]
Mr. Kelsey	—	$232,650	$373,279	—	$4,228,505
Mr. Jermain	—	$106,560	$198,207	—	$2,763,095
Mr. Mihm	—	$101,901	$94,722	—	$1,018,114
Mr. Ninivaggi	$16,679	$90,066	$81,659	—	$1,858,614
Mr. Tan[2]	$71,971	$124,884	$10,675[3]	—	$606,341[4]

[1]
Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior annual meetings of shareholders: Mr. Kelsey—$1,967,987; Mr. Jermain—$1,491,025; Mr. Mihm—$242,735; and Mr. Ninivaggi—$645,086;

[2]	Mr. Tan’s information relates to the Malaysian Employees Provident Fund, which is a statutory plan rather than a Company-sponsored plan
[3]
Aggregate Earnings in the last fiscal year for Mr. Tan represents dividends declared by the Malaysian Employees Provident Fund Board for calendar year 2024. This information is not yet available to Mr. Tan or the Company from the Malaysian Employees Provident Fund for calendar year 2025.

[4]	Mr. Tan’s Aggregate Balance includes amounts accrued since his appointment as Regional President in fiscal year 2021, including the mandatory and discretionary employer-paid portion of contributions

Employment Agreements & Potential Payments
UPON TERMINATION OR CHANGE IN CONTROL
This section provides information about specific agreements with our named executive officers relating to employment and post-employment compensation.
Plexus does not generally have employment agreements with its executive officers. However, the Committee and the board continue to believe that it is important to have an employment agreement with our CEO to set forth the terms of their employment, to provide incentives for him to continue with the Company over the long term and to protect the Company from competition post-employment. The Company entered into an employment agreement with Mr. Kelsey in 2016 in connection with his appointment as our President and CEO (the “Employment Agreement”).
All of our executive officers have change in control agreements that provide, in certain circumstances, for payments to the executive officers in the event of a change in control of Plexus.
Employment Agreement with Mr. Kelsey
The Employment Agreement between the Company and Mr. Kelsey specifies when the Company may terminate Mr. Kelsey for cause, as well as when Mr. Kelsey may leave the Company for good reason, and determines the compensation payable upon termination. The definitions of “cause” and “good reason” are substantially similar to those under the Company’s change in control agreements.
If Mr. Kelsey is terminated for cause or voluntarily leaves without good reason, dies or becomes disabled, the Company is not required to make any further payments to Mr. Kelsey other than with respect to obligations accrued on the date of termination. If Mr. Kelsey’s termination is due to his death or disability, any previously granted equity awards without performance goals, such as RSUs, would automatically vest and any performance stock units would vest pro rata based on his length of service during the performance period and actual Company performance.
If the Company terminates Mr. Kelsey without cause, or he resigns with good reason, Mr. Kelsey is entitled to receive his base salary for a two year period following his separation date (the “Separation Period”), a VICP cash incentive award keyed to the actual attainment of performance targets for the year in which Mr. Kelsey is involuntarily terminated, prorated based on the number of the days in the period in which he was employed, and a payment equal to 100% of his target annual VICP cash incentive award as in effect prior to the separation date on each December 15 during the Separation Period. In addition, Mr. Kelsey would also receive an amount equal to the maximum allowable Company contributions for a full plan year under the 401(k) Plan and the Company’s deferred compensation plans during the Separation Period. Mr. Kelsey would also be eligible to participate in the Company’s medical, dental and vision plans, subject to his payment of any premiums required by such plans, for a two year period following his separation; if a non-active employee is not eligible to participate in such plans, the Company will instead provide Mr. Kelsey with the cost of premium continuation coverage. In addition, Mr. Kelsey would receive a lump-sum payment equal to the value of continued participation in the Company’s other welfare plans, company car and other similar plans and arrangements for two years. Any payments triggered by a termination of employment are to be delayed until six months after termination, as required by Section 409A of the Code (except if such payment(s) qualify for an exception thereto). The Employment Agreement does not provide for any tax gross-up payments.
Mr. Kelsey would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in “Potential Benefits Table” below. See “Nonqualified Deferred Compensation” above for further information.

If Mr. Kelsey is terminated by Plexus without cause or he resigns with good reason, his equity awards would be treated in accordance with the terms of the Incentive Plan and predecessor plans, with Mr. Kelsey being deemed a continuing employee for purposes of applying the vesting and exercisability provisions of any equity awards held by him on his separation date that were granted more than one year prior to such date; see “Treatment of Equity Awards” below for more information.
Under Mr. Kelsey’s Employment Agreement, the Company is protected from competition by Mr. Kelsey after the termination of his employment. Upon termination, Mr. Kelsey agrees to not interfere with the relationships between the active customers and suppliers, as well as employees, of the Company for two years, and to not compete with the Company over the same period. Further, Mr. Kelsey has agreed to related confidentiality requirements after the termination of his employment.
Pursuant to his change in control agreement, Mr. Kelsey is eligible to receive three times salary plus benefits in the event of a termination of his employment in connection with a change in control. If both the Employment Agreement and the change in control agreement apply to a particular termination, Mr. Kelsey will receive benefits under whichever agreement provides the higher amount of benefits in the aggregate. As discussed below, the Company’s change in control agreements with its executive officers, including Mr. Kelsey, do not contain excise tax gross-up provisions.
CHANGE IN CONTROL AGREEMENTS
Plexus has change in control agreements with its executive officers and certain other key employees. Under the terms of these agreements, if there is a change in control of Plexus, as defined in the agreement, the executive officers’ authorities, duties and responsibilities shall remain at least commensurate in all material respects with those prior to the change in control. Their compensation may not be reduced, their benefits must be commensurate with those of similarly situated executives of the acquiring firm and their location of employment must not be changed significantly as a result of the change in control.
Determination of Benefit Levels
In general, the change in control agreements with our executive officers provide that, upon termination in the event of a change in control, executive officers will receive compensation equaling three times annual base salary plus targeted bonus, and an amount equal to a continuation of health and retirement benefits for that period. Certain other key employees also have change in control agreements on substantially the same terms, although generally with multipliers of one or two times annual base salary plus targeted bonus. In determining which employees should have change in control agreements, the Committee utilizes its guidelines, which focus on position, responsibilities and compensation level in order to minimize subjectivity.
There are not any excise tax gross-up provisions in any of the change in control agreements. As discussed below, the change in control agreements with all participants allow for a reduction in payments under a “best net” approach, providing either the full amount of the total payment or an amount equal to the total payment reduced by an amount necessary to avoid adverse excise tax consequences to the executive officer.
In addition, under the Incentive Plan and its predecessor, upon a change in control, unvested awards will generally automatically vest for all award holders (for PSUs, the performance period will be deemed to have concluded as of the date of the change in control, performance will be calculated and vesting will be determined).
The Committee reviews the benefit levels under these agreements annually. It is the Committee’s view that the level of benefits, combined with the “double trigger” requiring both a change in control and a termination of employment, as well as the elimination of excise tax gross-up provisions, provides an appropriate balancing of the interests of the Company, its shareholders and its executives. Benefit levels are believed to be in line with competitive standards and Plexus’ overall compensation policy and level of other benefits, as well as necessary and appropriate to attract and retain executive talent. Therefore, offering a package that is consistent with market practices is appropriate to help motivate executives to focus on the Company’s shareholders, even when the circumstance might jeopardize their employment.
The Committee periodically reviews the scope and context of the change in control agreements. The Committee continues to believe that the change in control agreements will help motivate executive officers to respond appropriately, for the benefit of the Company and its shareholders, in the case of a proposed acquisition of the Company that they might perceive would jeopardize their employment.
Operation of Change in Control Agreements
Within 24 months after a change in control, in the event that any covered executive officer is terminated other than for cause, death or disability, or if an executive officer terminates his or her employment with good reason, Plexus is obligated to pay the executive officer, in a cash lump sum, an amount equal to three times (one to two times for other key employees) the executive officer’s base salary plus targeted cash incentive payment, and to continue retirement payments and certain other benefits. There are not any excise tax gross-up provisions in any of the change in control agreements. The agreements provide that a cap may apply if the total potential payments would be subject to any excise taxes imposed by Section 4999 of the Code because such potential payments would exceed three times base compensation determined under that section. In that case, total potential payments would be capped just below the excise tax threshold if the net uncapped amount that otherwise would have been retained by the executive officer (after such individual would pay the excise tax) would be less than the capped amount (with no imposed excise tax).
The agreements do not preclude termination of the executive officer, or require payment of any benefit, if there has not been a change in control of Plexus, nor do they limit the ability of Plexus to terminate these persons thereafter for cause.
Under our change in control agreements:
•
A termination for “cause” would occur if the executive officer willfully and continually fails to perform substantial duties or willfully engages in illegal conduct or gross misconduct which injures Plexus.

•
After a change in control, an executive may terminate for “good reason” which would include: requiring the executive to perform duties inconsistent with the duties provided under his or her agreement; Plexus not complying with provisions of the agreement or requiring the executive to move; or any attempted termination of employment which is not permitted by the agreement.

•
A change in control would occur in the event of a successful tender offer for Plexus, other specified acquisitions of a substantial portion of the Company’s outstanding stock, a merger or other business combination involving the Company, a sale of substantial assets of the Company, a contested director’s election or a combination of these actions followed by any or all of the following actions: change in management or a majority of the board of the Company or a declaration of a “change in control” by the board of directors.

TREATMENT OF EQUITY AWARDS
None of the named executive officers’ held outstanding stock options as of the end of fiscal 2025. RSUs that have yet to vest are generally forfeited on termination of employment, but immediately vest upon a change in control. PSUs that have yet to vest are also generally forfeited on a termination of employment, but are prorated following the conclusion of the performance period on death or retirement prior to the end of such period; on a change in control, the performance period is deemed over and any PSUs earned based on performance during such period vest at that time. See “Outstanding Equity Awards at Fiscal Year End” above for information as to the named executive officers’ outstanding equity awards at September 27, 2025.
SEVERANCE
Plexus does not have employment agreements with its executive officers other than Mr. Kelsey. It also does not have a formal severance plan for other types of employment termination, except in the event of a change in control as described above. Although Plexus has a general practice of providing U.S. salaried employees with two weeks’ severance pay for every year worked (generally to a maximum of 13 weeks) in the case of termination without cause, actual determinations are made on a case-by-case basis. Therefore, whether and to what extent Plexus would provide severance benefits to the named executive officers, or other executive officers, upon termination (other than due to death, permanent disability or a change in control) would depend upon the facts and circumstances at that time. As such, we are unable to estimate the potential payouts under other employment termination scenarios.
POTENTIAL BENEFITS TABLE
The following table provides information as to the amounts which will be payable (a) to Mr. Kelsey under his Employment Agreement if he is terminated by Plexus or if he resigns, (b) to the named executive officers in the event of death or permanent disability, and (c) to the named executive officers in the event they were terminated without cause, or the executive terminated with good reason, in the event of a change in control.

Executive Officer; Context of Termination	Cash Payments ($)[1]	Early Vesting of RSUs ($)[2]	Early Vesting of PSUs ($)[3]	Additional Retirement Benefits ($)[4]	Other Benefits ($)[5]	Total ($)[6]
Mr. Kelsey – Termination by Plexus for Cause or Resignation without Good Reason	—	—	—	—	—	—
Mr. Kelsey – Termination by Plexus without Cause or Resignation with Good Reason	$6,655,000	—	—	$493,300	$34,700	$7,183,000
Mr. Kelsey – Death or Disability	—	$13,352,764	$5,573,128	—	—	$18,925,892
Mr. Kelsey – Change in Control	$7,755,000	$13,352,764	$10,464,441	$739,950	$278,672	$32,590,827
Mr. Jermain – Death or Disability	—	$3,753,674	$1,579,513	—	—	$5,333,187
Mr. Jermain – Change in Control	$3,552,000	$3,753,674	$2,894,054	$346,266	$271,958	$10,817,952
Mr. Mihm – Death or Disability	—	$3,117,555	$1,295,233	—	—	$4,412,788
Mr. Mihm – Change in Control	$3,534,000	$3,117,555	$2,444,186	$338,943	$296,579	$9,731,263
Mr. Ninivaggi – Death or Disability	—	$2,184,868	$924,692	—	—	$3,109,560
Mr. Ninivaggi – Change in Control	$3,024,000	$2,184,868	$1,681,990	$312,477	$303,602	$7,506,937
Mr. Tan - Death or Disability	—	$1,462,787	$613,098	—	—	$2,075,885
Mr. Tan - Change in Control	$2,657,445	$1,462,787	$1,151,891	$374,652	$114,722	$5,761,497

[1]
Cash payments in the context of a termination in connection with change in control represent payments relating to the executives’ base salary and VICP cash incentive awards to the extent they would be paid after termination, based on the salary in effect at the end of fiscal 2025 and the target VICP cash incentive payment for fiscal 2025. Under the change in control agreements, this payment equals three years’ salary, as it was in effect at the time of termination, plus three times the targeted VICP compensation for the year of termination.

As discussed above, pursuant to Mr. Kelsey’s employment agreement, if he is terminated without cause, or he resigns with good reason, he is entitled to receive his base salary for a two year period following his separation date and a pro-rated VICP cash incentive award for the year of involuntary termination. In addition, Mr. Kelsey would also receive two annual payments following his termination each equal to 100% of his target annual VICP cash incentive award as in effect prior to the separation date.
[2]
All outstanding unvested RSUs would become vested upon a change in control. The amount shown is the value of the unvested RSUs based on Plexus’ closing stock price of $143.27 per share on the last trading date of fiscal 2025.

[3]
The performance period for outstanding PSUs would be deemed to end upon a change in control and vesting would be determined at that time. The amount shown is the value of all outstanding unvested PSUs, assuming target payout for fiscal 2023, fiscal 2024 and fiscal 2025 performance as of the change in control date.

Amounts reported for the Death and Disability scenario are pro-rated at target performance for the portions of the cycles unearned at the end of fiscal 2025. The amounts above were calculated using Plexus’ closing stock price of $143.27 per share on the last trading day of fiscal 2025.
[4]
Under the change in control agreements, the Company would be required to continue payments to the 401(k) Plan and SERP for three years at the same level during the year preceding the change in control. Similar provisions for a termination without cause apply with respect to Mr. Kelsey’s Employment Agreement, with such obligations continuing for two years. This column represents the total amount of those payments. The executive officers would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in the table. See “Nonqualified Deferred Compensation” for further information.

[5]
The amounts in the context of a termination in connection with a change in control include continuing payments of health and welfare benefits, company car and other benefits for three years, as provided in the agreements. Mr. Kelsey would receive similar benefits for two years in the event he is terminated without cause, or he resigns with good reason, as described above.

[6]
The amounts in this table relating to a change in control are calculated without applying the potential cap on payments in connection with the excise tax under Section 4999 of the Code described above under the heading “Operation of Change in Control Agreements.” There are no excise tax gross-up provisions in any of our change in control agreements, but the actual amounts received by our named executive officers in connection with an actual change in control may be reduced below the amounts disclosed in this table if the cap is triggered.

PAY RATIO DISCLOSURE
Pursuant to Item 402(u) of Regulation S-K, we are providing the following information for fiscal 2025, which includes a ratio of the total annual compensation of Mr. Kelsey to the median annual total compensation of all employees other than our CEO (the “Pay Ratio”):

•	CEO total annual compensation:	$10,839,258
•	Median employee total annual compensation:	$16,963
•	Ratio of CEO to median employee compensation:	639

As permitted by SEC rules, we used the median employee that we identified in fiscal 2024 for our fiscal 2025 pay ratio because there have been no significant changes to our employee population or pay structure since fiscal 2024. In determining our median employee in fiscal 2024, a list was prepared of all of our global employees (excluding the CEO) and their annual compensation as of September 28, 2024. Annual compensation included base pay, which was determined via payroll records and annualized for those employees who were not employed for a full year at the time of the calculation. For foreign employees, we used the then-current exchange rate in order to convert such amounts into U.S. dollars. For purposes of the pay ratio disclosed above, the total compensation of both the CEO and the median employee for fiscal 2025 were calculated based on the definition of total compensation for purposes of the Summary Compensation Table.
SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions. No employees were excluded when constructing the list of our global employees, but the Pay Ratio reported above may not be comparable to the pay ratio calculated by other companies, as other companies have different circumstances, employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions.

PAY VERSUS PERFORMANCE
The information below presents the relationship between the compensation of the company’s NEOs and certain performance measures in accordance with Item 402(v) of Regulation S-K (“Pay Versus Performance Table”). For a discussion of the company’s compensation programs and pay for performance philosophy, please refer to the section captioned “Compensation Discussion and Analysis,” above.
PAY VERSUS PERFORMANCE TABLE
The information below presents the relationship between compensation actually paid (CAP) of the company’s NEOs and certain performance measures in accordance with Item 402(v) of Regulation S-K.

Year (a)	Summary Compensation Table Total for Principal Executive Officer (PEO) (b)[1]	Compensation Actually Paid to PEO[2] (c)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (NEOs)[1] (d)	Average Compensation Actually Paid to Non-PEO NEOs[2] (e)	Value of Initial fixed $100 Investment Based On:		Net income (millions) (h)	Economic Return[4] (i)
					TSR (f)	Peer Group TSR[3] (g)
2025	$10,839,258	$14,958,208	$2,703,673	$3,493,705	202	314	$173	5.4%
2024	$8,386,388	$18,253,444	$2,914,183	$5,283,092	192	187	$112	2.4%
2023	$9,126,346	$10,334,185	$2,893,215	$3,201,416	131	138	$139	3.0%
2022	$7,440,475	$8,036,717	$2,573,470	$2,768,126	123	113	$138	3.5%
2021	$7,623,221	$12,903,150	$2,295,676	$3,638,865	128	136	$139	7.0%
[1]	Mr. Kelsey is the PEO for the covered years. Our Non-PEO NEOs for the covered years are as follows:

2021	2022	2023	2024	2025
Patrick Jermain	Patrick Jermain	Patrick Jermain	Patrick Jermain	Patrick Jermain
Steven Frisch	Steven Frisch	Steven Frisch	Steven Frisch	Oliver Mihm
Angelo Ninivaggi	Angelo Ninivaggi	Angelo Ninivaggi	Angelo Ninivaggi	Angelo Ninivaggi
Ronnie Darroch	Oliver Mihm	Oliver Mihm	Oliver Mihm	Victor (Pang Hau) Tan
[2]
CAP was determined by making the following adjustments relating to equity awards to total compensation as reported in the Summary Compensation Table for each year as computed in accordance with Item 402(v) of Regulation S-K:

	PEO					NEO
	2025	2024	2023	2022	2021	2025	2024	2023	2022	2021
Summary Compensation Table Total	$10,839,258	$8,386,388	$9,126,346	$7,440,475	$7,623,221	$2,703,673	$2,914,183	$2,893,215	$2,573,470	$2,295,676
Value of Equity Awards Disclosed in the Summary Compensation Table	$(7,766,185)	$(6,127,875)	$(5,562,053)	$(4,077,029)	$(5,078,974)	$(1,455,986)	$(1,869,229)	$(1,479,393)	$(1,251,505)	$(1,234,451)
Year End Fair Value of Equity Awards Granted in the Year and Unvested	$9,922,653	$10,694,417	$6,341,463	$5,694,429	$7,262,713	$1,860,029	$2,728,882	$1,679,270	$1,707,928	$1,765,111
Year-Over Year Change in Fair Value of Outstanding and Unvested Equity Awards	$1,177,624	$4,754,977	$(50,132)	$(372,461)	$1,997,562	$235,465	$1,360,282	$(8,589)	$(91,165)	$510,435
Change in Fair Value of Equity Awards from the Prior Year that Vested in the Year	$784,858	$545,537	$478,561	$(648,697)	$1,098,628	$150,524	$148,974	$116,913	$(170,602)	$302,094
Compensation Actually Paid	$14,958,208	$18,253,444	$10,334,185	$8,036,717	$12,903,150	$3,493,705	$5,283,092	$3,201,416	$2,768,126	$3,638,865

The valuation methodologies used to calculate fair values for each measurement date for PEOs and NEOs during the applicable years do not materially differ from those used at the time of grant of each respective award.

[3]	Represents the cumulative TSR for the Nasdaq-Electronic Components & Equipment Index.
[4]
Represents annual economic return as calculated for PSU performance, which is defined as the difference between ROIC, defined as tax-effected annual operating income divided by average invested capital and WACC.

ANALYSIS OF THE INFORMATION PRESENTED IN THE PAY-VERSUS-PERFORMANCE TABLE
In accordance with Item 402(v) of Regulation S-K, the following graphs illustrate the relationship between the amounts disclosed in the Pay Versus Performance Table, above, as CAP to TSR, Peer Group Total Shareholder Return, GAAP Net Income and Economic Return.

TABULAR LIST OF PERFORMANCE MEASURES
The following table lists the financial performance measures that the Company considers to be the most important financial performance measures used by the Company to link compensation actually paid to its NEOs for the most recently completed fiscal year to performance of the Company.

Economic Return
Relative TSR
Return on Invested Capital
Revenue

COMPENSATION & RISK
During fiscal 2025, the Company reviewed its compensation policies, programs and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Management assessed risk factors associated with specific compensation programs, as well as enterprise-level compensation risk factors, and a risk rating was assigned to each factor. The program-specific risk factors assessed included payout potential, payout as a percentage of total compensation, risk of manipulation, discretion to modify awards, overall plan design and market appropriateness. Enterprise-level risk factors evaluated included the balance between performance rewarded and the sustainability of that performance, the overall compensation mix, consistency between annual and long-term objectives as well as metrics, achievability of performance goals without undue risk-taking, the relationship of long-term awards to the Company’s pay philosophy, stock ownership requirements, the weighting and duration of performance metrics, the value of severance packages, the degree to which pay programs (including retirement benefits) and/or grants may be considered disproportionate, and the interaction of compensation plans with the Company’s financial performance and strategy. The Compensation Committee reviewed management’s evaluation process as well as its results, and determined that both the process and conclusions reached were reasonable.
Based on this review, the Company has concluded that its compensation policies, programs and procedures are not reasonably likely to have a material adverse effect on the Company.

PROPOSAL 2 –
ADVISORY VOTE TO APPROVE NAMED
EXECUTIVE OFFICER COMPENSATION

Board Recommendation
An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed under the headings “Compensation Discussion and Analysis” and “Executive Compensation”	FOR

SEC rules require publicly-traded companies like Plexus to hold an advisory vote of their shareholders at least once every three years to approve the named executive officer compensation, as disclosed in the company’s proxy statement pursuant to Item 402 of Regulation S-K; Plexus discloses this information in “Compensation Discussion and Analysis” and “Executive Compensation” herein. Plexus currently holds these votes annually.
As described in “Compensation Discussion and Analysis” above, we design our executive compensation programs to attract, motivate and retain the talent needed to lead a complex global organization, to drive global financial and operational success, to create an ownership mindset and to appropriately balance Company performance and individual contributions towards the achievement of success. A meaningful portion of our executive officers’ compensation is at risk, reflecting the Company’s emphasis on pay that reflects performance and drives long-term shareholder value. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the short and long term.
Accordingly, the following resolution will be submitted to our shareholders for approval at the annual meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”
As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our shareholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation programs.
The board unanimously recommends that shareholders vote FOR approval of the compensation of the Company’s named executive officers as described in this proxy statement.

CERTAIN TRANSACTIONS
Plexus has a written policy requiring that transactions, if any, between Plexus and its executive officers, directors or employees (or related parties) must be on a basis that is fair and reasonable to the Company and in accordance with Plexus’ Code of Conduct and Business Ethics and other policies. Plexus’ policy focuses on related party transactions in which its insiders or their families have a significant economic interest; while the policy requires disclosure of all transactions, it recognizes that there may be situations where Plexus has ordinary business dealings with other large companies in which insiders may have some role, but little, if any, stake in a particular transaction. Although these transactions are not prohibited, any such transaction involving an executive officer, director or related party must be approved by either a disinterested majority of the board of directors or by the Audit Committee.
Andy Kelsey, the adult son of Todd Kelsey, Plexus’ President and CEO, began working for Plexus in 2015 and is currently serving as a Senior Director of Global Product Development. His annual base salary is $225,060. Andy participates in the Company’s incentive plans, as well as its other benefit plans, on the same basis as other salaried employees.
Please see “Corporate Governance–Director Independence” for a discussion of certain transactions and relationships that the board considered when determining the independence of Plexus’ directors. There were no other transactions in an amount or of a nature that were reportable under applicable SEC rules in fiscal 2025.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, oversees and monitors the participation of Plexus’ management and independent auditors throughout the financial reporting process and approves the hiring and retention of, and fees paid to, the independent auditors. The Audit Committee also generally reviews other transactions between the Company and interested parties that may involve a potential conflict of interest. No member of the Audit Committee is employed by, or has any other material relationship with, Plexus. The members are all “independent directors” as defined in Rule 5605(a)(2) of the listing standards applicable to the Nasdaq Global Select Market and relevant SEC rules. The Plexus board of directors has adopted a written charter for the Audit Committee, and the current version is available on Plexus’ website.
In connection with its function to oversee and monitor the financial reporting process of Plexus, and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:
•	Reviewed and discussed the audited financial statements for the fiscal year ended September 27, 2025, with Plexus management;
•	Discussed with PwC, Plexus’ independent auditors, those matters which are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•
Received the written disclosure and the letter from PwC required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Plexus’ annual report on Form 10-K for the fiscal year ended September 27, 2025. The Audit Committee further confirmed the independence of PwC.

MEMBERS OF THE AUDIT COMMITTEE:
Rainer Jueckstock, Chair
Randy J. Martinez
Karen M. Rapp

PROPOSAL 3 –
RATIFY INDEPENDENT AUDITORS

Board Recommendation
Ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2026.	FOR

PricewaterhouseCoopers (“PwC”) has served as Plexus’ independent auditors since at least 1985. Subject to ratification by shareholders, the Audit Committee intends to reappoint the firm of PwC as independent auditors to audit the financial statements of Plexus for fiscal 2026. In making its decision to reappoint PwC for fiscal 2026, the Audit Committee considered the qualifications, performance and independence of PwC and the audit engagement team, the quality of its discussions with PwC and the fees charged for the services provided. Although shareholder ratification of the independent auditors is not required by our bylaws or otherwise, we are submitting this matter for ratification to permit shareholders to participate in this important decision. If shareholders fail to ratify the selection of PwC as the Company’s independent auditors for fiscal 2026, the Audit Committee will reconsider the selection, although it will not be required to select a different independent auditor. Representatives of PwC are expected to participate at the annual meeting of shareholders to respond to appropriate questions and make a statement if they desire to do so.
Fees and Services
Fees (including reimbursements for out-of-pocket expenses) paid to PwC for services in the last two fiscal years were as follows:

	2024	2025
Audit fees:	2,011,358	1,953,677
Audit-related fees:	—	—
Tax fees:	—	—
All other fees:	—	—

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees relate to Plexus’ annual integrated audit and quarterly professional reviews. The Audit Committee considered the compatibility of the non-audit services provided by PwC with the maintenance of that firm’s independence.
The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments thereto), which specifies projects and the approved levels of fees for each. To the extent that items are not covered in the annual budget or fees exceed the budget, management must have such items approved by the Audit Committee or, if necessary between Audit Committee meetings, by the Audit Committee chair on behalf of the Audit Committee. There were no services in fiscal 2024 or 2025 that were not approved in advance by the Audit Committee under this policy.

Householding & Solicitation
A copy (without exhibits) of Plexus’ annual report to the SEC on Form 10-K for the fiscal year ended September 27, 2025, will be provided without charge to each record or beneficial owner of shares of Plexus’ common stock as of December 17, 2025, on the written request of that person directed to: Shawn Harrison, VP – Investor Relations, Plexus Corp., One Plexus Way, P.O. Box 156, Neenah, Wisconsin 54957-0156. See also the Notice page of this proxy statement. In addition, copies are available on Plexus’ website at www.plexus.com under the link titled “Investor Site,” then “Financials.”
To save printing and mailing costs and for sustainability, in some cases only one notice, annual report and/or proxy statement will be delivered to multiple holders of securities sharing an address unless Plexus has received contrary instructions from one or more of those security holders. Upon written or oral request, we will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to any security holder at a shared address to which a single copy of the document was delivered. You may request additional copies by written request to the address set forth in the paragraph above or as set forth on the first page of this proxy statement. You may also contact Mr. Harrison at that address or at 1.920.969.6000 if you wish to receive a separate annual report and/or proxy statement in the future, or if you share an address with another security holder and wish for delivery of only a single copy of the annual report and/or proxy statement if you are currently receiving multiple copies.
This solicitation is being made on behalf of Plexus by its board of directors. Plexus will pay the expenses in connection with the solicitation of proxies. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy materials and annual report to the beneficial owners of shares which such persons hold of record. Plexus will solicit proxies by mailing a Notice of Internet Availability of Proxy Materials to all shareholders; paper copies of the proxy materials will be sent upon request as provided above as well as in the Notice of Internet Availability of Proxy Materials.
Proxies may be solicited in person, or by telephone, e-mail or facsimile, by officers and regular employees of Plexus who will not be separately compensated for those services.
SAFE HARBOR AND FAIR DISCLOSURE STATEMENT
The statements contained in this proxy statement that are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties are described in our other SEC filings, particularly within Risk Factors in our fiscal 2025 Form 10-K and any subsequently filed Form 10-Q.

By order of the Board of Directors

Angelo M. Ninivaggi
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Neenah, Wisconsin December 22, 2025

PLEXUS®

PLEXUS CORP.
ONE PLEXUS WAY
P.O. BOX 156
NEENAH, WI 54957-0156

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on February 17, 2026 for shares held directly and by 11:59 p.m. Eastern Time on February 12, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PLXS2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 17, 2026 for shares held directly and by 11:59 p.m. Eastern Time on February 12, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V82350-P41178 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLEXUS CORP.

Proposals:

	For All	Withhold All	For All Except
1. Election of Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Joann M. Eisenhart
02) Dean A. Foate
03) Rainer Jueckstock
04) Todd P. Kelsey
05) Randy J. Martinez
06) Joel Quadracci
07) Karen M. Rapp
08) Paul A. Rooke
09) Michael V. Schrock
10) Jennifer B. Wuamett

	For	Against	Abstain
2. Advisory vote to approve the compensation of Plexus Corp.'s named executive officers, as disclosed in "Compensation Discussion and Analysis" and "Executive Compensation" in the Proxy Statement;	☐	☐	☐
3. Ratification of PricewaterhouseCoopers LLP as Independent Auditors for fiscal 2026;	☐	☐	☐

4. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended;

all as set out in the Notice and Proxy Statement relating to the annual meeting, receipt of which is hereby acknowledged.

The board of directors recommends a vote:
- **"FOR" each of the nominees for director who are listed in Proposal (1), and**
- **"FOR" Proposal (2), and**
- **"FOR" Proposal (3)**

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s). If you do not provide a direction, this proxy will be voted "FOR" each of the nominees for director who are listed in Proposal (1), "FOR" Proposal (2), and "FOR" Proposal (3).

Note: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANNUAL MEETING OF SHAREHOLDERS OF
PLEXUS CORP.
February 18, 2026

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

↓ **Please detach along perforated line and mail in the envelope provided.** ↓

V82351-P41178

PLEXUS CORP.
PROXY FOR 2026 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dean A. Foate, Todd P. Kelsey, Patrick J. Jermain and Angelo M. Ninivaggi, and any of them, proxies, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp., to be held virtually on Wednesday, February 18, 2026, at 8:00 a.m. Central Time, or at any adjournment thereof, hereby revoking any proxy previously given. Without limiting the generality of this proxy card, Messrs. Foate, Kelsey, Jermain and Ninivaggi are each authorized to vote (a) as specified upon the proposals listed hereon and described in the Proxy Statement for the annual meeting of shareholders; and (b) in their discretion upon any other matter that may properly come before the annual meeting of shareholders to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

Access to Virtual Meeting:

Shareholders may join the virtual meeting by logging in at www.virtualshareholdermeeting.com/PLXS2026 and providing the control number found on the Notice of Internet Availability of Proxy Materials.

For address changes, please reach out to your applicable stock recordkeeper.

(Continued and to be signed on reverse side)